UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material under § 240.14a-12

INVENTRUST PROPERTIES CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS AND

PROXY STATEMENT

Date:	May 7, 2020

Time:	9:00 a.m. Central Time

Place:	The 2020 Annual Meeting of Stockholders will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/IVT2020. There is no physical location for the 2020 Annual Meeting.

InvenTrust Properties Corp.

3025 Highland Parkway, Suite 350

Downers Grove, Illinois 60515

(855) 377-0510

Notice of Annual Meeting of

Stockholders to be held

May 7, 2020

Dear Stockholder:

We are pleased to invite you to attend the annual meeting of stockholders on May 7, 2020 at 9:00 a.m. Central Time. Our annual meeting will be a “virtual meeting” of stockholders which will be conducted exclusively online via live webcast. You will be able to attend the virtual annual meeting of stockholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/IVT2020.

We are excited to embrace the latest technology to provide expanded access and improved communication for our stockholders. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world.

At our annual meeting, we will ask you to consider and vote upon:

1.	A proposal to elect eight directors;

2.	A proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020; and

3.	Any other business that may properly come before the annual meeting, including any postponement or adjournment thereof.

If you were a stockholder of record at the close of business on March 2, 2020, your shares may be voted at the annual meeting, including any postponements or adjournments of the meeting. If you have any questions regarding the new format of the meeting, please contact Mr. Dan Lombardo, Investor Relations, at dan.lombardo@inventrustproperties.com.

In order to reduce costs associated with our annual meeting, we are primarily furnishing proxy materials to our stockholders electronically as permitted by the U.S. Securities and Exchange Commission. Unless an election has been affirmatively made to receive paper copies of the materials by mail, stockholders will receive a Notice of Annual Meeting and Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials free of charge over the Internet.

Please promptly submit your proxy by mail, telephone or Internet by following the instructions provided to ensure that your shares will be represented whether or not you attend the annual meeting. We encourage you to submit your proxy prior to the meeting to help ensure that a quorum is present, and our meeting can proceed.

By order of the Board of Directors,

Christy L. David

Executive Vice President, Chief Investment Officer, General

Counsel and Secretary

March 6, 2020

3025 Highland Parkway, Suite 350

Downers Grove, Illinois 60515

(855) 377-0510

PROXY MATERIALS AND ANNUAL MEETING

Information About the Proxy Materials

The board of directors (the “Board”) of InvenTrust Properties Corp., a Maryland corporation (referred to herein as the “Company,” “we,” “our” or “us”), is furnishing the enclosed Notice of Annual Meeting, proxy statement and proxy card to you, and to all stockholders of record as of the close of business on March 2, 2020, because the Board is soliciting your proxy to vote at the Company’s 2020 annual meeting of stockholders (the “Annual Meeting”), and at any postponements or adjournments thereof.

The Securities and Exchange Commission (“SEC”) has adopted rules permitting the electronic delivery of proxy materials. In accordance with those rules, we are primarily furnishing proxy materials to our stockholders via the Internet, rather than mailing paper copies of the materials. Internet distribution of the proxy materials is designed to expedite receipt by stockholders and lower costs of the Annual Meeting. Beginning on or about March 6, 2020, we will mail a Notice of Annual Meeting and Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders as of the close of business on March 2, 2020, which contained instructions on how to access and review proxy materials, including our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2019, and how to submit proxies via the Internet or by telephone. If you received a Notice but would like to submit your proxy by mail or request paper copies of our proxy materials going forward, you may still do so by following the instructions described in the Notice.

Choosing to receive your proxy materials over the Internet will help reduce the costs associated with the printing and mailing of the proxy materials to you. Unless you affirmatively elect to receive paper copies of our proxy materials in the future by following the instructions included in the Notice, you will continue to receive a Notice directing you to a website for electronic access to our proxy materials.

On or about March 9, 2020, we also began mailing a full set of proxy materials to certain stockholders who previously requested a paper copy of the proxy materials.

If you own shares of common stock in more than one account, such as individually or jointly with your spouse, you may receive more than one Notice or set of these materials. Please make sure to authorize a proxy to vote all of your shares.

Important Notice Regarding the Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 7, 2020. This proxy statement, the proxy card and our annual report on Form 10-K to stockholders for the year ended December 31, 2019 are available at www.proxyvote.com.

Information About the Annual Meeting

The Annual Meeting will be held on May 7, 2020, beginning at 9:00 a.m., Central Time. Our annual meeting will be a “virtual meeting” of stockholders. We welcome and encourage you to attend. Please note that only stockholders as of March 2, 2020 (the record date) will be permitted to attend. In order to attend the virtual meeting, you will need your 16-digit control number that will be supplied to all shareholders via the proxy card or voting instructions form. At the meeting you will be allowed to vote your shares within the online portal, as well as submit questions. The online portal will open 60 minutes before the beginning of the annual meeting.

Information About Voting

Your attendance at the virtual meeting or by proxy is needed to ensure that the proposals can be acted upon. We are a widely held company, and no large affiliated groups of stockholders own substantial blocks of our shares. As a result, a large number of our stockholders must be present or by proxy at the Annual Meeting in order for us to obtain a quorum. THEREFORE, YOUR PRESENCE AT THE VIRTUAL MEETING OR BY PROXY IS VERY IMPORTANT, EVEN IF YOU OWN A SMALL NUMBER OF SHARES. Your immediate response will save us significant additional expense associated with soliciting stockholder votes and will help avoid potential delays and prevent repeated calls to you from our proxy solicitors.

You will have one vote for each share of common stock that you owned at the close of business on March 2, 2020, which is the record date for the Annual Meeting. As of March 2, 2020, there were 720,829,133 shares of common stock outstanding and entitled to vote. There is no cumulative voting.

Record Holders

If your shares are registered directly in your name with our transfer agent, Computershare Inc., you are, with respect to those shares, the stockholder of record or record holder. Record holders may vote in person at the Annual Meeting or by granting us a proxy to vote on each of the proposals. You may authorize a proxy to vote your shares in any of the following ways:

by mail: if you received a hard copy proxy card, you may complete and return it as instructed on the proxy card. If you received a Notice, you may request a proxy card at any time by following the instructions on the Notice. You may then complete the proxy card and return it by mail as instructed on the proxy card;

via telephone: dial 1-800-690-6903 any time prior to 11:59 p.m. Eastern Time on May 6, 2020, and with your Notice in hand follow the instructions; or

via the Internet: go to www.proxyvote.com any time prior to 11:59 p.m. Eastern Time on May 6, 2020, and with your Notice in hand follow the instructions to obtain your records and to create an electronic voting instruction form.

If you are a record holder and grant a proxy, you may nevertheless revoke your proxy at any time before it is exercised by: (1) sending written notice to us, 3025 Highland Parkway, Suite 350, Downers Grove, Illinois 60515, Attention: Corporate Secretary; (2) providing us with a properly executed, later-dated proxy; or (3) attending the Annual Meeting in person and voting your shares. Merely attending the Annual Meeting, without further action, will not revoke your proxy.

Beneficial Owners

If your shares are held in a brokerage account or by another nominee, you are the beneficial owner of shares held in street name, and the Notice (or in some cases, a full set of proxy materials) is being forwarded to you automatically, along with instructions from your broker, bank or other nominee. As a beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the Annual Meeting. Your broker, bank or other nominee has provided voting instructions for you to use in directing how to vote your shares. If you do not provide specific voting instructions by the deadline set forth in the materials you receive from your broker, bank or other nominee, your broker, bank or other nominee can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. See “Abstentions and Broker Non-Votes” below for more information about broker non-votes. Beneficial owners who desire to revoke a previously submitted proxy should contact their bank or broker for instructions.

Information Regarding Tabulation of the Vote

Broadridge Investor Communication Solutions, Inc. (“Broadridge”) or its designee will act as the inspector of election and will count the votes.

Information About Items to be Voted on and Vote Necessary for Action to be Taken

At the Annual Meeting, stockholders will act upon the following matters, and such other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof:

Proposal No. 1: Election of eight directors, to hold office until the next annual meeting and until their successors are duly elected and qualify. A plurality of all the votes cast at the Annual Meeting shall be sufficient to elect a director. Each share may be voted for as many individuals as there are directors to be elected and for whose election the holder is entitled to vote. The Board of directors unanimously recommends a vote FOR each of the nominees for director.

Proposal No. 2: Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020. A majority of the votes cast at the Annual Meeting shall be sufficient to approve Proposal No. 2. The Board of directors unanimously recommends a vote FOR the approval of the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020.

If you return your proxy but do not indicate how your shares should be voted, they will be voted “FOR” each director in Proposal No. 1 and “FOR” Proposal No.  2.

Quorum Requirement

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter shall constitute a quorum. There must be a quorum present in order for us to conduct business at the Annual Meeting.

Abstentions and Broker Non-Votes

An “abstain” vote with respect to any proposal to be voted on at the Annual Meeting is considered present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. Therefore, an abstention will not have any effect on the outcome of the vote on any proposals, but will be considered present for the purpose of determining the presence of a quorum.

A “broker non-vote” occurs if your shares are not registered in your name and you do not provide the record holder of your shares (usually a bank, broker, or other nominee) with voting instructions on a matter and the record holder is not permitted to vote on the matter without instructions from you under applicable rules of the New York Stock Exchange (“NYSE”). The election of directors (Proposal No. 1) is considered a “non-discretionary” item, so if you do not provide instructions to the holder of record, your shares will be treated as broker non-votes. The ratification of appointment of our independent registered public accounting firm (Proposal No. 2) is a “discretionary” or routine item under NYSE rules. As a result, the shares for which instructions are not provided to the holder of record will not be treated as broker non-votes and brokers who do not receive instructions as to how to vote on this matter generally may vote on this matter in their discretion. A broker non-vote is considered present for purposes of determining whether a quorum exists, but is not considered a “vote cast” with respect to such matter. Because the election of directors (Proposal No. 1) requires a plurality of all the votes cast at the Annual Meeting, broker non-votes will not have any effect on the election of directors.

Costs of Soliciting Proxies

We will bear all costs and expenses incurred in connection with soliciting proxies. Our directors and executive officers may solicit proxies by mail, personal contact, letter, telephone, facsimile or other electronic means. These individuals will not receive any additional compensation for these activities, but may be reimbursed by us for their reasonable out-of-pocket expenses. In addition, Broadridge will solicit proxies on our behalf. We will pay Broadridge fees that we expect will not exceed $150,000 and any out-of-pocket expenses for soliciting proxies.

Other Matters

At this time, no other matters are being presented for your consideration at the Annual Meeting. Generally, no business aside from the items discussed in this proxy statement may be transacted at the meeting. If, however, any other matter properly comes before the Annual Meeting as determined by the chairperson of the meeting, your proxies are authorized to act on the proposal at their discretion.

Householding

Only one Notice or copy of this proxy statement and the 2019 Annual Report on Form 10-K have been sent to certain stockholders who share a single address, unless any stockholder residing at that address has given contrary instructions. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. Additional copies of this proxy statement or our Annual Report on Form 10-K for the year ended December 31, 2019 will be furnished to you, without charge, by writing us at: c/o InvenTrust Properties Corp., 3025 Highland Parkway, Suite 350, Downers Grove, Illinois 60515, Attention: Investor Relations, or by telephoning us, toll free, at (855) 377-0510. If you share an address with another stockholder and the two of you would like to receive only a single set of our annual disclosure documents, please contact us by writing us at: c/o InvenTrust Properties Corp., 3025 Highland Parkway, Suite 350, Downers Grove, Illinois 60515, Attention: Investor Relations, or by telephoning us, toll free, at (855) 377-0510, or, if a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

CORPORATE GOVERNANCE PRINCIPLES

Corporate Governance Profile

Our corporate governance is structured in a manner that the Board believes closely aligns the Company’s interests with those of our shareholders. Notable features of our corporate governance structure include the following:

•	of the eight persons who serve on our Board, seven have been determined by us to be independent for purposes of the NYSE’s corporate governance listing standards and Rule 10A-3 under the Exchange Act;

•	all of the members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent;

•	we have determined that at least two of our directors qualify as an ‘‘audit committee financial expert’’ as defined by the SEC;

•	our shareholders, by a majority vote of shares entitled to be cast, may adopt, alter or repeal any provision of our bylaws or make new bylaws;

•	our directors have a diversity of skills, experience, gender and backgrounds;

•	our shareholders may call a special meeting of shareholders if a specified voting threshold is met – a majority of shares entitled to be cast on the matter; and

•	we do not have a shareholder rights plan.

Our articles of incorporation and bylaws provide that the number of directors constituting the Board may be increased or decreased by a majority vote of the entire Board, provided the number of directors may not be greater than 11 and may not be decreased to fewer than the minimum number required under the MGCL, which currently is one director. The tenure of office of a trustee will not be affected by any decrease in the number of trustees.

Our bylaws currently provide that, except as may be provided by our Board in setting the terms of any class or series of shares, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any directors elected to fill a vacancy will hold office until the next annual meeting of stockholders and until a successor is duly elected and qualifies.

There are no family relationships among our executive officers and directors. All directors except Thomas McGuinness, current President and Chief Executive Officer, have been determined by the Board to be independent under applicable NYSE and SEC rules.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines (the “Corporate Governance Guidelines”) to provide a transparent framework for the effective governance of InvenTrust. The Corporate Governance Guidelines are available on our website at www.inventrustproperties.com through the “Investor Relations – Corporate Governance – Corporate Governance Guidelines” tab. In addition, printed copies of the Corporate Governance Guidelines are available to any stockholder, without charge, by writing us at InvenTrust Properties Corp., 3025 Highland Parkway, Suite 350, Downers Grove, Illinois 60515, Attention: Investor Relations.

Shareholder Engagement

We have a robust investor engagement program led by our Investor Relations team and the Corporate Secretary’s office. The Company engages proactively with our shareholders, monitors developments in corporate governance and social responsibility, and in consultation with our Board, thoughtfully adopts practices in a manner that best supports our strategy and culture. We view shareholder engagement as continuous dialogue, rather than event-driven. Our engagement approach is grounded in a set of core principles:

•	Transparency: engage openly with shareholders providing information and communications in a timely and understandable manner.

•	Consistency: Maintain regular and consistent communication to ensure continuity and meaningful engagement.

•	Accountability: Inform shareholders of the Company’s performance and strategic execution as compared to the Company’s targets.

Therefore, we actively engage with our shareholders in a number of forums on a year-round basis:

Shareholder feedback is received through all of these interactions. As appropriate, relevant shareholder concerns are addressed promptly by the Investor Relations department. Shareholders may also make their views known through individual voting for directors, say-on-pay advisory vote and other matters submitted to shareholders for approval. In addition, shareholders may put forward shareholder proposals in accordance with applicable rules.

Corporate Responsibility and Sustainability

Since 2013, we have participated in compiling and reporting on Environmental, Social and Governance (“ESG”) metrics with Global Real Estate Sustainability Benchmark (“GRESB”), a benchmarking firm for ESG data of real assets. We believe we can enhance our communities, conserve resources and foster a best-in-class working environment while growing long term shareholder value. We remain committed to transparency in our investment strategy with a focus on operating efficiency, responding to evolving trends, and addressing the needs of our tenants and communities by continuing to fully integrate environmental sustainability, social responsibility, and strong governance practices throughout our organization. The following reflects our efforts to maintain and continue to fully integrate environmental sustainability, social responsibility, and strong governance practices throughout our organization.

Our Company	ESG Strategy

•   Approved oversight of environmental and social matters by our Board, with reporting to be done annually on strategy and performance.

•   Management of social and environmental capital embedded in our investment strategy, corporate culture and shareholder engagement process.

•   Membership in industry sustainability organizations including GRESB

Highlights

•   InvenTrust has been involved with the Global Real Estate Sustainability Benchmark survey since 2013

•   Ranked 4 out of 6 in its peer set and achieved 2 GRESB Stars

•   InvenTrust has continued to expand on implementing the key principles of ESG and has an ongoing commitment to maximize value for its stakeholders in the long-term while conducting business in a socially, ethical and environmentally friendly manner

Environmental	Principle	IVT is focused on promoting a sustainable culture through education, awareness, and opportunity in order to preserve our communities’ valuable resources for future generation.
Initiatives

•   Energy Management - Lighting efficiency and increased light overall through a robust program of changing existing lighting to LED fixtures.

•   Water Management - Water Management system being implemented to track usage and establish reduction goals.

•   Waste Diversion - Fully implemented programs of recycling and waste reduction across the portfolio.

•   Xeriscape - Implementing Xeriscape wherever possible to encourage green planting and minimizing water requirements.

Social	Principle	Our people give us a competitive advantage – we strive to hire and retain the best in Real Estate
Initiatives

•   We invest in our people through tuition reimbursement, continued education and training programs

•   Superior benefits for superior performance - Our program focuses on our employees’ health & well-being, financial security and work-life balance

•   Empower employees to participate in social and philanthropic company sponsored events

•   47% of positions at a level of VP and above are held by women

Governance	Principle	The structure and practices of the IVT Board of Directors is committed to independence, education and transparency.
Initiatives

•   5 of our 7 independent directors were appointed within the last 3 years.

•   Appointed the first female Chairperson in the Company’s history in 2017.

•   The Board conducts an annual robust review of all its governing documents to ensure that the company is current and relevant regarding governance trends.

•   Each new director goes through an on-Boarding process to integrate them into the Company, its practices and its people.

Director Independence

Our business is managed under the direction and oversight of our Board. The members of our Board are Paula J. Saban, our chairperson, Stuart Aitken, Amanda Black, Thomas F. Glavin, Thomas P. McGuinness, Scott A. Nelson, Michael A. Stein and Julian E. Whitehurst. As required by our charter, a majority of our directors must be “independent.” As defined by our charter, an “independent director” means any director who qualifies as an “independent director” under the provisions of the NYSE Listed Company Manual in effect from time to time. The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the Board must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).

Consistent with these considerations, after reviewing all relevant transactions or relationships between each director, or any of his or her family members, and the Company, our management and our independent registered public accounting firm, and considering each director’s direct and indirect association with the Company and its management, the Board has determined that Mses. Black and Saban and Messrs. Aitken, Glavin, Nelson, Stein and Whitehurst qualify as independent directors.

Board Leadership Structure and Risk Oversight

Mr. McGuinness, in his role as our president and chief executive officer, is responsible for managing the strategic direction and for providing the day-to-day leadership of the Company. Ms. Saban, in her role as our chairperson of the Board, organizes the work of the Board and ensures that the Board has access to sufficient information to carry out its functions, including monitoring the Company’s performance. Ms. Saban presides over meetings of the Board and stockholders, establishes the agenda for each meeting and oversees the distribution of information to directors. We have separated the roles of the president and chairperson of the Board in recognition of the differences between the two roles. Our Board believes the current structure is appropriate and effective.

To ensure free and open discussion and communication among the non-management directors of our Board, the non-management directors will meet periodically in private session with no members of management present. Ms. Saban, as our chairperson, presides at these sessions.

Our Board oversees the business and affairs of our Company, including its long-term health, overall success and financial strength. The full Board is actively involved in overseeing risk management for the Company. Our Board oversees risk through the: (1) review and discussion of regular periodic reports to the Board and its committees, including management reports, leasing activity and property operating data, as well as actual and projected financial results, the corporate model and outputs, and various other matters relating to our business; (2) required approval by the Board of certain transactions, including, among others, acquisitions and dispositions of properties exceeding certain dollar amounts and financings exceeding certain dollar amounts, as set forth in investment policies adopted by the Board; (3) oversight of risk associated with the various elements of compensation by the compensation committee; (4) oversight of risk policies and management as well as major financial risk exposures and steps taken to monitor and control such risks by the audit committee; and (5) review of regular periodic reports from our independent public accounting firm, third-party internal audit firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for tax purposes and our internal control over financial reporting.

Communicating with Directors

Pursuant to our Corporate Governance Guidelines, defined and discussed below under the heading “Corporate Governance Guidelines,” anyone who would like to communicate with, or otherwise make his or her concerns known directly to the chairperson of our Board, the chairperson of any of the audit, nominating and corporate governance, compensation and executive committees, or to the non-management or independent directors as a group, may do so by (1) addressing such communications or concerns to the Secretary of the Company, InvenTrust Properties Corp., 3025 Highland Parkway, Suite 350, Downers Grove, Illinois 60515, who will forward such communications to the appropriate party, (2) sending any emails to StockholderCommunications@inventrustproperties.com, or sending emails to InvestorRelations@InvenTrustProperties.com. Such communications may be done confidentially or anonymously.

Nominating and Corporate Governance Committee
Members: Stuart Aitken (Chairperson) Thomas Glavin Michael Stein

The nominating and corporate governance committee is responsible for, among other things:

•   identifying individuals qualified to become members of our board of directors, including conducting inquiries into the background and qualifications of any candidate, and recommending and nominating candidates for election to the board at annual meetings of stockholders;

•   reviewing the committee structure of the board of directors and recommending directors to serve as members of each committee of the board of directors;

•   developing and recommending to the board of directors a set of corporate governance guidelines and code of ethics and, from time to time, reviewing such guidelines and code and recommending changes to the board of directors for approval as necessary; and

•   overseeing the annual self-evaluation of the board of directors.

Each member of the nominating and corporate governance committee is independent as that term is defined in the rules and regulations of the SEC and the rules of the NYSE.

Number of Meetings in 2019: 4

The nominating and corporate governance committee charter, is available on our website at www.inventrustproperties.com through the “Investor Relations – Corporate Governance – Board Committees and Charters” tab. In addition, a printed copy of the charter is available to any stockholder without charge by writing us at InvenTrust Properties Corp., 3025 Highland Parkway, Suite 350, Downers Grove, Illinois 60515, Attention: Investor Relations.

Selection of Director Nominees

The nominating and corporate governance committee is responsible for reviewing the qualifications of potential director candidates and recommending those candidates to be nominated for election to the Board. The nominating and corporate governance committee considers relevant experience, skills and knowledge as well as individual qualifications, including personal and professional integrity, ethics and values; commitments to other businesses; independence, including absence of any personal or professional conflicts of interest; corporate governance experience; financial and accounting background; experience in our industry or familiarity with the issues affecting our business; diversity (including age, gender and ethnic and racial background, viewpoint and experience); academic expertise in an area of our operations; practical and mature business judgment, including ability to make independent analytical inquiries and the extent to which the interplay of the candidate’s skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to the needs of the Company.

The nominating and corporate governance committee screens all potential candidates in the same manner, regardless of the source of the recommendation. The review is expected to be based on any written materials provided with respect to potential candidates, and the nominating and corporate governance committee will review the materials to determine the qualifications, experience and background of the candidates. Final candidates are expected to be interviewed by one or more members of the nominating and corporate governance committee.

The nominating and corporate governance committee will consider director candidates recommended by stockholders for our 2021 annual meeting of stockholders. Any such recommendations must be submitted in accordance with the procedures specified in Section 9 of Article II of our bylaws. Generally, this requires that the stockholder send certain information about the candidate to our secretary not later than 5:00 p.m. Eastern Time on the 120th day and not earlier than the 150th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. For our annual meeting to be held in 2021, a stockholder must provide written notice of a candidate recommendation not earlier than October 7, 2020 and not later than 5:00 p.m., Eastern Time, on November 6, 2020, to our corporate secretary, c/o InvenTrust Properties Corp., 3025 Highland Parkway, Suite 350, Downers Grove, Illinois 60515. The notice must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and include the information required by our bylaws for advance notice of stockholder nominees for director. If the shares of our common stock held by the stockholder making the recommendation are held in “street name,” notices should also attach proof of ownership of InvenTrust common stock as of the date of the notice. At a minimum, candidates recommended for nomination to the Board must meet the director independence standards of the NYSE.

Audit Committee
Members: Thomas Glavin (Chairperson)* Stuart Aitken Amanda Black* Michael Stein*

The audit committee assists the board in fulfilling its oversight responsibility relating to:

•   the integrity of our financial statements;

•   our compliance with legal and regulatory requirements;

•   the qualifications and independence of the independent registered public accounting firm; and

•   the performance of our internal audit function and independent auditors.

The audit committee is also responsible for, among other things:

•   appointing, evaluating, compensating, and overseeing an independent registered public accounting firm, approving services that may be provided by the independent registered public accounting firm, including audit and non-audit services, reviewing the independence of the independent registered public accounting firm and reviewing the adequacy of the auditing firm’s internal quality control procedures;

•   preparing the audit committee report required by SEC regulations to be included in our annual report and proxy statement;

•   reviewing and discussing our annual and quarterly financial statements with management and the independent auditor;

•   engagement, evaluation and compensation of the internal auditor and the adequacy of the Company’s internal audit function;

•   discussing our guidelines and policies with respect to risk assessment and risk management, and our major financial risk exposures and the steps management takes to monitor and control such exposures;

•   considering and discussing procedures in place to enforce our Code of Ethics and Business Conduct, and, if appropriate, granting any requested waivers;

•   reviewing and approving procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

•   reviewing related party transactions pursuant to our written policy described below under “Related Party Transaction Policy and Procedures.”

Each member of the audit committee is independent as that term is defined in the rules and regulations of the SEC and the rules of the NYSE.

Number of Meetings in 2019: 5

*Our Board of Directors determined that each of Messrs. Glavin and Stein and Ms. Black qualifies as an “audit committee financial expert” as that term is defined in the rules of the SEC.

The audit committee charter is available on our website at www.inventrustproperties.com through the “Investor Relations – Corporate Governance – Board Committees and Charters” tab. In addition, a printed copy of the charter is available to any stockholder without charge by writing us at InvenTrust Properties Corp., 3025 Highland Parkway, Suite 350, Downers Grove, Illinois 60515, Attention: Investor Relations.

Compensation Committee
Members: Julian Whitehurst (Chairperson) Amanda Black Scott Nelson Paula Saban

The compensation committee has sole responsibility for determining the compensation that we pay to our chief executive officer (or its equivalent) and is responsible for approving the compensation for our other named executive officers.

Consistent with the requirements of Rule 10C-1 of the Exchange Act and any other applicable listing requirements and rules and regulations of the NYSE, the committee:

Number of Meetings in 2019: 6

•   has the sole and exclusive authority, as it deems appropriate to retain and/or replace, as needed, any independent counsel, compensation and benefits consultants and other outside experts or advisors as the committee believes to be necessary or appropriate (the “compensation advisors”);

•   has the direct responsibility to compensate and oversee any and all compensation advisors;

•   has the authority to also utilize the services of the Company’s regular legal counsel or other advisors to the Company;

•   shall provide for appropriate funding, as determined by the committee in its sole discretion, for payment of compensation to any such persons retained by the committee;

•   is entitled to delegate any or all of its responsibilities to a subcommittee of the committee, except that it may not delegate its responsibilities for any matters that involve executive compensation or are intended to be exempt from Section 16(b) under the Exchange Act pursuant to Rule 16b-3 by virtue of being approved by a committee of “nonemployee directors;” and

•   may consider, recommendations to the committee regarding our compensation and employee benefit plans and practices, including our executive compensation plans, our incentive-compensation and equity-based plans with respect to executive officers other than the president and chief executive officer and our director compensation arrangements.

Each member of the committee is independent and meets the additional standards for the independence of compensation committee members set forth in Section 303A.02 of the NYSE Listed Company Manual, and each is a “non-employee director,” as defined by Section 16 of the Exchange Act.

The compensation committee charter is available on our website at www.inventrustproperties.com through the “Investor Relations – Corporate Governance – Board Committees and Charters” tab. In addition, a printed copy of the charter is available to any stockholder without charge by writing us at InvenTrust Properties Corp., 3025 Highland Parkway, Suite 350, Downers Grove, Illinois 60515, Attention: Investor Relations.

Executive Committee
Members: Paula Saban (Chairperson) Thomas McGuinness Scott Nelson Julian Whitehurst

The primary purpose of the executive committee are to:

•   exercise the powers of the board in between regularly scheduled quarterly board meetings, subject to certain limitations;

•   exercise the powers of the board in the review and approval of real estate transactions, borrowings and related matters, up to certain threshold amounts, when such matters exceed the scope of management’s authority;

•   receive regular updates from management on real estate transactions, borrowings and related matters generally;

Number of Meetings in 2019: 8

•   review our capital allocation strategy, our investment and disposition program generally, and the performance of in-process real estate developments;

•   review strategic planning for the Company with management and external advisors; and

•   review and approve matters that are outside of the authority and responsibilities of the audit, compensation and nominating and corporate governance committees.

Code of Ethics

Our Board has adopted a code of ethics and business conduct (the “Code of Ethics and Business Conduct”) applicable to our directors, officers and employees, which is available on our website at www.inventrustproperties.com through the “Investor Relations – Corporate Governance – Code of Ethics & Business Conduct” tab. In addition, printed copies of the Code of Ethics and Business Conduct are available to any stockholder, without charge, by writing us at InvenTrust Properties Corp., 3025 Highland Parkway, Suite 350, Downers Grove, Illinois 60515, Attention: Investor Relations.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Board has nominated the eight individuals set forth below to serve as directors until the next annual meeting and until their successors are duly elected and qualify. We know of no reason why any nominee will be unable to serve if elected. If any nominee is unable to serve, or for good cause will not serve, your proxy may vote for another nominee proposed by the nominating and corporate governance committee and the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or if the Board increases the number of directors, the Board may fill the vacancy until the next annual meeting. Our Board unanimously recommends that you vote “FOR” the election of all eight nominees.

Our Board of Directors

Set forth below for each director is a discussion of the experience, qualifications, attributes or skills that led the nominating and corporate governance committee and the Board to conclude that the director is qualified and should serve as a director of InvenTrust.

Age: 48 Director Since: 2017

STUART AITKEN

Mr. Aitken is a seasoned technology and marketing executive who currently serves as Senior Vice President, Alternative Business of The Kroger Co. and Chief Executive Officer of 84.51°, a wholly owned data analytics subsidiary of The Kroger Co. He leads a team of nearly 800 associates as they work together with leading companies to put the consumer at the center of their business decisions. During the six years prior to his current role, Mr. Aitken was CEO of dunnhumbyUSA, a predecessor organization to 84.51°. Prior to that, he served as Executive Vice President and Chief Marketing Officer for arts-and-crafts retailer Michael’s Stores. Previously, he led marketing strategies, loyalty marketing, data analytics, innovation and category management at Safeway, Inc. for nearly a decade.

Mr. Aitken received his Bachelor of Arts and Master of Science degrees in Information Management from Queen Margaret University and University of Strathclyde, respectively, both located in Scotland.

Age: 43 Director Since: 2018

AMANDA BLACK

Ms. Black serves as the Managing Director and Portfolio Manager of Jaguar Listed Property, formerly known as Northwood Securities (“NWS”), where she oversees all North American investments for the firm as portfolio manager for global and domestic real estate mutual funds and separate accounts. Prior to joining NWS in 2014, Ms. Black served as a Senior Vice President and Portfolio Manager at Ascent Investment Advisors from 2011 to 2014, where she co-managed a global REIT mutual fund and hedge fund. She has eighteen years of experience as an investor across a diverse set of investment firms and strategies with a specialization in real estate. Ms. Black holds an MBA from Saint Louis University and a B.S. from Southern Illinois University. She was a licensed CPA from 2001 to approximately 2004 and earned her CFA designation in 2005.

Age: 60 Director Since: 2007

THOMAS F. GLAVIN

Mr. Glavin is the owner of Thomas F. Glavin & Associates, Inc., a certified public accounting firm that he started in 1988. In that capacity, Mr. Glavin specializes in providing accounting and tax services to closely held companies. Mr. Glavin began his career at Vavrus & Associates, a real estate firm, located in Joliet, Illinois, that owned and managed apartment buildings and health clubs. At Vavrus & Associates, Mr. Glavin was an internal auditor responsible for reviewing and implementing internal controls. In 1984, Mr. Glavin began working in the tax department of Touche Ross & Co., where he specialized in international taxation. In addition to his accounting experience, Mr. Glavin also has been involved in the real estate business for nearly 20 years. Since 1997, Mr. Glavin has been a partner in Gateway Homes, which has zoned, developed and manages a 440-unit manufactured home park in Frankfort, Illinois. Mr. Glavin received his bachelor’s degree in accounting from Michigan State University in East Lansing, Michigan and a Master of Science in taxation from DePaul University, Chicago, Illinois. Mr. Glavin is a member of the Illinois CPA Society and the American Institute of Certified Public Accountants.

Age: 64 Director Since: 2015

THOMAS P. MCGUINNESS

Mr. McGuinness currently serves as our President and Chief Executive Officer. He has served as our President since we initiated our self-management transactions in March 2014 and as our Chief Executive Officer since November 2014. Prior to the self-management transactions, he served as our President and principal executive officer since September 2012 and President of our former business manager since January 2012. Prior to that time, Mr. McGuinness was the President of our former property manager. Mr. McGuinness previously served as the president of the Chicagoland Apartment Association and as the regional vice president of the National Apartment Association. He also served on the board of directors of the Apartment Building Owners and Managers Association and was a trustee with the Service Employees’ Local No. 1 Health and Welfare Fund and its Pension Fund. Mr. McGuinness is an Executive Committee member of our retail joint venture entity IAGM Retail Fund I. L.L.C.

Age: 63 Director Since: 2016

SCOTT A. NELSON

Mr. Nelson is Principal of SAN Prop Advisors, a retail real estate advisory firm that he started in early 2016. Clients of SAN Prop Advisors have included large retailers, developers and other corporations. Prior thereto, he served in various real estate capacities, including senior vice president positions, at Target Corporation, since 1995. Most recently, he served as Senior Vice President Target Properties Canada from 2015 to 2016; Senior Vice President, Target Properties – U.S. in 2014, and Senior Vice President, Target Real Estate from 2007 to 2014. In these roles, he was instrumental in the acquisition, development and optimization of Target’s retail real estate portfolio. Previously, Mr. Nelson spent 10 years at Mervyn’s, a West Coast department store where he served in various positions including Director of Real Estate. He has a CRX (Certified Retail Property Executive) designation from the International Council of Shopping Centers. Since 2009, Mr. Nelson has served as a board member of Heart of America, a non-profit focused on volunteering and learning environments in schools. Mr. Nelson received a Bachelor of Arts degree and a Master of Science degree from the University of Minnesota.

Age: 66 Director Since: 2004 Chairperson Since: 2017

PAULA SABAN

Ms. Saban has worked in the financial services and banking industry for over 25 years. She began her career in 1978 with Continental Bank, which later merged into Bank of America. From 1978 to 1990, Ms. Saban held various consultative sales roles in treasury management and in traditional lending areas. She also managed client service teams and developed numerous client satisfaction programs. In 1990, Ms. Saban began designing and implementing various financial solutions for clients with Bank of America’s Private Bank and Banc of America Investment Services, Inc. Her clients included top management of publicly held companies and entrepreneurs. In addition to managing a diverse client portfolio, she was responsible for client management and overall client satisfaction. She retired from Bank of America in 2006 as a senior vice president/private client manager. In 1994, Ms. Saban and her husband started a construction products company, Newport Distribution, Inc., of which she is secretary and treasurer, and a principal stockholder.

Ms. Saban received her bachelor’s degree from MacMurray College, Jacksonville, Illinois, and her Master of Business Administration degree from DePaul University, Chicago, Illinois. She holds Series 7 and 63 certifications from FINRA. She is a former president of the Fairview Elementary School PTA and a former trustee of both the Goodman Theatre and Urban Gateways. She served as the legislative chair of Illinois PTA District 37 and as liaison to the No Child Left Behind Task Force of School District 54. Ms. Saban currently serves as a project-based development director at the Association of Interim Executives and has previously served on the board of Hands On Suburban Chicago, a not-for-profit organization that matches community and corporate volunteers of all ages and skills with opportunities to connect and serve.

Age: 70 Director Since: 2016

MICHAEL A. STEIN

Mr. Stein served as Senior Vice President and Chief Financial Officer of ICOS Corporation, a biotechnology company, from 2001 until its acquisition by Eli Lilly in 2007. Prior thereto, Mr. Stein was Executive Vice President and Chief Financial Officer of Nordstrom, Inc. from 1998 to 2000, and served in various capacities with Marriott International, Inc. from 1989 to 1998, including Executive Vice President and Chief Financial Officer from 1993 to 1998. Previously, Mr. Stein spent nearly 20 years at Arthur Andersen LLP, where he was a Partner.

Mr. Stein has served on the board of directors of Apartment Investment and Management Company (AIMCO), a New York Stock Exchange listed public real estate investment trust focused on the ownership and management of apartment communities located in large markets in the United States, since 2004. He is currently the chairperson of the audit committee and a member of the compensation and human resources, nominating and corporate governance, and redevelopment and construction committees at AIMCO. He has also served on the board of directors of Providence Health & Services, a not-for-profit health system, from 2008 to 2016, and the Boards of Nautilus, Inc., Getty Images, Inc. and Fred Hutchinson Cancer Research Center. Mr. Stein has a Bachelor of Science degree from the University of Maryland.

Age: 62 Director Since: 2016

JULIAN WHITEHURST

Mr. Whitehurst has served as a director of National Retail Properties, Inc., since February 2017, as CEO of National Retail Properties since April 2017, as President since May 2006 and as Chief Operating Officer since June 2004. He also previously served as Executive Vice President of National Retail Properties from February 2003 to May 2006, as Secretary from May 2003 to May 2006, and previously served as General Counsel from 2003 to 2006. Prior to February 2003, Mr. Whitehurst was a shareholder at the law firm of Lowndes, Drosdick, Doster, Kantor & Reed, P.A. Mr. Whitehurst is a member of ICSC and Nareit and serves on the Nareit Advisory Board of Governors.

Director Compensation

Under our Director Compensation Program, effective as of May 1, 2017 (the “Director Compensation Program”), each non-employee director is entitled to receive an annual cash retainer of $65,000. Non-employee directors are not entitled to meeting fees for attending individual Board or committee meetings. Non-employee members and chairpersons and our non-executive chairperson are entitled to receive additional annual cash retainers as indicated below. In addition to the cash retainers, under the Director Compensation Program each non-employee director is entitled to an annual award of restricted stock units (“RSUs”) valued at $110,000. Each annual RSU award will be granted at our annual meeting of stockholders and will vest in full on the earlier of (i) the date of the next annual meeting of our stockholders following the grant date or (ii) the first anniversary of the grant date, subject to the director’s continued service on the vesting date.

ANNUAL INDEPENDENT DIRECTOR COMPENSATION

ADDITIONAL CASH COMPENSATION

Independent Chairperson: $30,000

Audit Committee	Nominating & Corporate Governance Committee
• Chair - $23,000	• Chair - $12,000
• Member - $10,000	• Member - $5,000

Compensation Committee	Executive Committee
• Chair - $17,500	• Chair - $15,000
• Member - $7,500	• Member - $6,000

On May 9, 2019, the date of our 2019 annual meeting, each non-employee director in service on such date received an annual RSU award covering 35,032 shares. The number of RSUs subject to each RSU award granted to a non-employee director in 2019 was calculated based on the most recent estimated value per share of our common stock at the time of the grant, which was as of May 1, 2019. Each award generally settles partly in shares of our common stock (75%) and partly in cash (25%), but directors may elect to have their awards settled in up to 55% cash. On August 7, 2019, the Director Compensation Program was amended to limit the portion of each director RSU award that may be settled in cash to 35%, as directed by each individual director.

Business Expenses

Pursuant to the terms of the Director Compensation Program and our standard expense reimbursement policy, we reimburse each non-employee director for reasonable business expenses incurred by the director in connection with his or her services to us.

Director Compensation Table

The following table provides additional detail regarding the 2019 compensation of our non-employee directors:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Amanda Black	$78,750	$110,000	$188,750
Thomas F. Glavin	96,500	110,000	206,500
Scott A. Nelson	78,500	110,000	188,500
Paula Saban	122,500	110,000	232,500
Michael A. Stein	80,000	110,000	190,000
Julian E. Whitehurst	83,500	110,000	193,500
Stuart Aitken	83,500	110,000	193,500
(1)	Amounts reflect annual Board cash retainers and, if applicable, additional cash retainers described above for committee and chair service, in each case, earned in 2019.

(2)

Reflects RSUs granted under our Director Compensation Program to each director in 2019. See “Director Compensation - Equity Compensation” for additional information. Amounts reflect the grant date fair value of the RSUs in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”). Additional details on accounting for stock-based compensation can be found in Note 2: “Summary of Significant Accounting Policies-Stock-Based Compensation” and Note 15: “Stock-Based Compensation” of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019. The RSUs will vest in full on date of the Annual Meeting.

Compensation Committee Interlocks and Insider Participation

During fiscal 2019, Mr. Whitehurst, Ms. Black, Mr. Nelson and Ms. Saban served on the compensation committee, with Mr. Whitehurst serving as its Chairperson. No member of our compensation committee was, during 2019, an officer, former officer or employee of the Company or any of our subsidiaries or had a relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on our compensation committee or (ii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of our Board.

Director Meetings Attendance

During the year ended December 31, 2019, our Board met four times. Each of our directors attended at least 75% of the aggregate amount of the meetings of the Board and any committee on which he or she served in 2019. We encourage our directors to attend our annual meetings. All directors who were directors at the time of our annual meeting held on May 9, 2019 attended the meeting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” below and the principal factors relevant to an analysis of these policies and decisions. In 2019, our “named executive officers” (“NEOs”) and their positions were as follows:

THOMAS P. MCGUINNESS, President & Chief Executive Officer

Mr. McGuinness, 64, currently serves as our President and Chief Executive Officer. He has served as our President since we initiated our self-management transactions in March 2014 and as our Chief Executive Officer since November 2014. Mr. McGuinness’ biographical information is set forth under “Election of Directors” above.

DANIEL J. BUSCH, E.V.P., Chief Financial Officer & Treasurer

Mr. Busch, 38, joined InvenTrust Properties Corp. in 2019. From 2011 to 2019, Mr. Busch served in various roles at Green Street Advisors, a leading commercial real estate and REIT research firm, providing independent research on the shopping center, regional mall, and net lease sectors, most recently as Managing Director, Retail. Prior to serving as Managing Director, Mr. Busch served in increasingly senior roles at Green Street covering the Mall Sector, conducting analysis and research, building financial models and providing analysis of financial statements for U.S. REITs. Previously, Mr. Busch served as an equity research analyst at Telsey Advisory Group and worked in a corporate capacity at Petco Animal Supplies Inc.

IVY Z. GREANER, E.V.P. & Chief Operating Officer

Ms. Greaner, 60, joined InvenTrust Properties Corp. in July 2018 as Executive Vice President and Chief Operating Officer. She had been Regional Vice President of FivePoint (previously Lennar Urban) from 2016 to 2018. Prior to Lennar’s combination with Rialto in 2016, she served as Executive Vice President and COO of Lennar Commercial for two years. From 1999 to 2014, Ms. Greaner was Partner and Chief Operating Officer of Ram Realty Services, where she oversaw company operations, ground up development and all aspects of commercial and residential assets. Previously, Ms. Greaner served as Principal and Owner of Gadinsky & Greaner, a commercial real estate service and development company.

CHRISTY L. DAVID, E.V.P., Chief Investment Officer, General Counsel & Secretary

Ms. David, 41, has served as InvenTrust’s Executive Vice President, General Counsel and Secretary since August 2018, and was additionally named Chief Investment Officer in February 2020. Ms. David held the role of Senior Vice President, General Counsel and Secretary since 2017. Ms. David joined InvenTrust as Managing Counsel – Transactions in April 2014 and was subsequently promoted to Vice President, Deputy General Counsel and Secretary in November 2016. Prior to this time, Ms. David served at The Inland Group, Inc., managing, reviewing and drafting legal documents and matters for InvenTrust’s acquisitions, dispositions, corporate contracts and spin-offs. Throughout her tenure with InvenTrust, Ms. David has provided leadership and execution on more than $10 billion of real estate related transactions. Earlier, she held the position of Associate Attorney at The Thollander Law Firm and served in various positions at David & Associates.

Adam M. Jaworski, S.V.P. & Chief Accounting Officer

Mr. Jaworski, 46, is Senior Vice President, Chief Accounting Officer for InvenTrust, a position which he has held since December 2016. Previously, Mr. Jaworski served as Chief Accounting Officer of the United States platform of Global Logistic Properties, a global owner, manager and developer of modern logistics facilities, from 2013 to November 2016. Prior to this role, Mr. Jaworski served as a Senior Manager at Deloitte & Touche, LLP in the real estate advisory group from 2011 to 2013. He served as Corporate Controller for Waterton Associates LLC, a real estate investor and property management company, and its hotel investment and management division, Ultima Hospitality, LLC from 2007 to 2011. Mr. Jaworski has worked previously as an auditor in the field of public accounting for both Arthur Andersen, LLP and Deloitte and Touche, LLP.

Mr. Busch was appointed to his position as Chief Financial Officer of the Company effective September 3, 2019. In connection with Mr. Busch’s appointment, Mr. Jaworski stepped down from his interim positions of Interim Principal Financial Officer and Interim Treasurer of the Company and maintained his role as senior vice president and chief accounting officer of the Company.

This section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each compensation component that we provided in 2019. Each of the key elements of our executive compensation program is discussed in more detail below. The following discussion and analysis of compensation arrangements of our NEOs should be read together with the compensation tables and related disclosures set forth below.

Our executive compensation program is designed to provide a total compensation package intended to align executive compensation with the Company’s performance and with stockholder interests, and to attract, motivate and retain talented and experienced executive officers through competitive compensation arrangements.

At our annual meeting of stockholders on May 9, 2018 (the “2018 Annual Meeting”), we provided our stockholders with an advisory vote to approve the compensation of our NEOs (the “say-on-pay proposal”). At the 2018 Annual Meeting, our stockholders approved, on an advisory basis, the compensation of our NEOs, with over 70% of the votes cast in favor of the say-on-pay proposal. Our Board and our compensation committee believe this affirms the stockholders’ support of our approach to executive compensation and did not make any significant changes to our approach in 2018. Our Board and our compensation committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for the NEOs. In addition, when determining how often to hold future say-on-pay proposal votes to approve the compensation of our NEOs, our Board and our compensation committee took into account the preference for a triennial vote expressed by our stockholders at the 2015 Annual Meeting, with over 71% of the votes cast in favor. Accordingly, our Board and our compensation committee determined that we will hold a say-on-pay proposal vote to approve the compensation of our NEOs every three years. We presently expect that our next say-on-pay advisory vote will be conducted at our 2021 Annual Meeting. We are not conducting a say-on-pay advisory vote at our 2020 Annual Meeting.

Executive Summary

Summary of 2019 Financial and Operational Results

KEY ACCOMPLISHMENTS
+$375M of Dispositions Completed our non-target market capital recycling efforts by closing on over $375M of disposition	+$400M of Acquisitions Further improved portfolio quality by completing over $400M of essential retail acquisitions
Two GRESB Green Stars Achieved two Global Real Estate Sustainability Benchmark (GRESB) green stars	Strong Balance Sheet Further fortified the company’s balance sheet by managing debt maturities and assessing interest rate risk
Increased Grocery Investment Neighborhood and community center concentration up 1,400 bps to 61% of NOI (pro-rata)	ABR of $18.48 per square foot Increased ABR by 5.1% year-over-year

Over 1.0M square feet of leasing activity at our 65 retail properties.

We are a multi-tenant retail REIT. Our objective is to own and operate grocery-anchored neighborhood shopping centers that provide essential retail the Sun Belt markets. Our strategy to achieve our business objective includes the following, as discussed in our Annual Report on Form 10-K for the year ended December 31, 2019:

•

Acquire retail properties in Sun Belt markets.  InvenTrust focuses on grocery-anchored neighborhood centers and select power centers that often have a grocery component, in markets with favorable demographics, including above average growth in population, employment and income. We believe these conditions create favorable demand characteristics for grocery-anchored and necessity-based retail centers which will enable us to capitalize on potential future rent increases while enjoying sustained occupancy at our centers. In 2019, we acquired seven retail properties and a building and two retail parcels adjacent to three existing retail properties for an aggregate acquisition price of approximately $365.8 million.

•

Opportunistically dispose of retail properties with maximized values.  We continue to opportunistically dispose of properties where we believe the properties’ values have been maximized or no longer meet our investment criteria. These dispositions will allow the Company to re-deploy the proceeds into more attractive reinvestment opportunities. In 2019, we disposed of 10 retail properties for an aggregate gross disposition price of approximately $357.8 million. In addition, IAGM Retail Fund I, L.L.C. disposed of one retail property for a gross disposition price of approximately $20.5 million in 2019.

•

Pursue re-development opportunities at our current retail properties.  We have a coordinated program to increase rental income by maximizing existing re-development opportunities and identifying locations in our current multi-tenant retail portfolio where we can increase the overall square footage of the property. In addition, we work with our tenants to expand rentable square footage at select retail properties where demand warrants additional supply. Certain redevelopment opportunities may include a non-retail component.

•

Maintain conservative leverage levels and a flexible capital structure.  We continually evaluate the economic and credit environment and its impact to our business. We believe we have significant liquidity to continue executing on our strategy. We expect to have the ability to repay, refinance or extend any of our debt, and we believe we have adequate sources of funds to meet short-term cash needs related to these refinancings or extensions. In 2019, an aggregate of approximately $111.0 million of cash was used to pay-off debt, debt prepayment penalties, principal payments of mortgage debt, and payment of loan fees and other deposits. In addition, we had total unsecured term loans of $400.0 million outstanding as of December 31, 2019.

In addition, for the year ended December 31, 2019, we achieved net income of $38.4 million and funds from operations (“FFO”) (a non-generally accepted accounting principles (“non-GAAP”) financial measure) of $85.2 million. Our FFO, based on the National Association of Real Estate Investment Trusts (“NAREIT”) definition, is net income (or loss) in accordance with generally accepted accounting principles (“GAAP”) excluding gains (or losses) resulting from dispositions of properties, plus depreciation and amortization and impairment charges on depreciable real property, after adjustments for unconsolidated partnerships and joint ventures in which we hold an interest. We have adopted the NAREIT definition in our calculation of FFO Applicable to Common Shares because management considers FFO a widely accepted and appropriate non-GAAP measure of performance for REITs. For more information regarding FFO and a reconciliation of FFO to net income, please see “Part II. Item 7. Selected Financial Data” in our Annual Report on Form 10-K for the year ended December 31, 2019.

On November 7, 2018, our Board approved an increase to our annual distribution rate effective for the quarterly distribution paid in April 2019, from $0.0716 per share to $0.0737 per share, on an annualized basis. The adjustment to the distribution rate equates to a 2019 calendar year total distribution of $0.0732 per share (an annual rate of $0.0716 per share paid in January 2019, an annual rate of $0.0737 per share paid in each of April, July and October 2019). On November 11, 2019, our Board approved an increase to our annual distribution rate effective for the quarterly distribution payable in April 2020, from $0.0737 per share to $0.0759, on an annualized basis.

Compensation Elements

Our executive compensation program for 2019 consisted of the following elements: base salary, annual cash bonus, equity-based long-term incentive awards, retirement benefits and health/welfare benefits. Each of these elements taken separately, as well as each of these elements taken as a whole, was necessary to support our overall compensation objectives. The following table sets forth the key elements of our NEOs compensation for 2019, along with the primary objective associated with each element of compensation.

The compensation committee believes that executive compensation should reflect the value created for our stockholders, while supporting our operational goals and long-term business plans and strategies. In addition, the compensation committee believes that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

Good Governance and Best Practices

With respect to our executive compensation program, we are committed to staying apprised of current issues, emerging trends, and best practices. To this end, when considering executive officer compensation packages for 2019, our compensation committee worked with our independent compensation consultant, FPL Associates (“FPL”), to conduct a comprehensive market analysis of our executive compensation program and pay, and to generally align target direct compensation for our NEOs conservatively relative to the median of the applicable peer group.

Our executive compensation programs and practices for 2019 included the following features, which we believe are mindful of the concerns of our stockholders.

•	Our NEOs were eligible to earn annual bonuses based upon achievement of specific annual financial, operational and individual objectives that were designed to challenge the NEOs to strong performance.

•	Our NEOs participated in equity-based incentive plans which provided incentives that are linked directly to increases in the value of the Company.

•	In addition to time-vesting awards, our 2019 equity incentive program for our NEOs includes performance vesting awards, the vesting of which is based on the achievement of key financial metrics.

•	Our NEOs participated in broad-based Company-sponsored benefits programs on the same basis as other full-time employees.

•	Our NEOs participated in the same defined contribution retirement plan as other employees.

•	FPL, our independent compensation consultant, was retained directly by and reported to the compensation committee

•	Our compensation committee, in conjunction with FPL, developed comparative peer groups to analyze the competitiveness of the total pay opportunity provided to our NEOs.

•	We did not provide our executive officers or other employees with tax gross-up payments, supplemental retirement benefits or perquisites.

Stockholder Interest Alignment

Equity awards granted in 2019 to our NEOs included grants of both time-vesting and performance vesting RSU awards, which entitle each executive to receive shares of our common stock upon vesting of the RSU award. Our annual bonus program, combined with grants of equity-based awards, creates a balanced focus on the achievement of short-term and long-term financial and operational goals. Our compensation committee believes that this “at risk” compensation in the form of annual bonuses and long-term equity-based incentives plays a significant role in aligning management’s interests with those of our stockholders. The below chart reflects our NEO compensation package mix:

Determination of Compensation

Roles of Our Compensation Committee and Chief Executive Officer in Compensation Decisions

Our compensation committee is responsible for overseeing our executive compensation program, as well as determining and approving the ongoing compensation arrangements for our NEOs. Our compensation committee evaluates the individual performance and contributions of our Chief Executive Officer. Our Chief Executive Officer evaluates the individual performance and contributions of each other NEO, and reports to our compensation committee his recommendations regarding the other NEOs’ compensation.

Engagement of Compensation Consultant

For 2019, our compensation committee retained the services of FPL to serve as the compensation committee’s independent compensation consultant. FPL was engaged to assist the compensation committee with a variety of tasks, which included among other things, analyzing executive and Board compensation relative to peer companies. FPL did not provide any other services to the Company in 2019. Our compensation committee has determined that FPL is independent and does not have any conflicts of interest with the Company.

Peer Group Review

With respect to the compensation packages offered to our NEOs, the compensation committee reviewed total cash and long-term compensation levels for executive officers of the Company against those of our peer group companies in an effort to set executive compensation at levels that will attract and motivate qualified executives while rewarding performance based on corporate objectives. The compensation committee set compensation levels for each executive officer on the basis of several factors, including the executive officer’s level of experience, competitive market data applicable to the executive officer’s positions and functional responsibilities, promoting recruitment and retention, the performance of the executive officer and the Company’s annual and long-term performance, as applicable.

In 2019, the Company modified its peer group based on the advice of FPL, to achieve better comparisons against similarly sized companies. The peer group used to set 2019 base salaries, bonus targets and long-term equity awards for our NEOs consisted of the following 12 similarly sized retail real estate investment trusts (“REITs”):

Acadia Realty Trust	Retail Opportunity Investments Corp.	Retail Properties of America, Inc.
Kite Realty Group Trust	Pennsylvania Real Estate Investment Trust	Tanger Factory Outlet Centers, Inc.
Weingarten Realty Investment Trust	RPT Realty	Urban Edge Properties
SITE Centers Corp.	Phillips Edison & Company, Inc.	Urstadt Biddle Properties Inc.

Executive Compensation Philosophy and Objectives

The market for experienced management is highly competitive in our industry. One of our principal goals and keys to our success is to attract and retain the most highly qualified executives to manage each of our business functions. Our compensation committee works with FPL to understand competitive pay practices within the REIT industry and to design executive compensation programs that fit our business strategy and align the interests of our NEOs with those of our shareholders. We seek to provide total compensation to our NEOs that is competitive with the total compensation paid by comparable REITs and other real estate companies in our peer group.

Key Compensation Program Enhancements – Pay for Performance Alignment

Our Compensation Committee has worked with FPL to modify and enhance the design of our annual cash bonus program and long-term incentive program to better align with the Company’s business strategy and industry and peer practices. Consequently, we now utilize additional corporate performance metrics that align with our key business strategy objectives and now include performance-based restricted stock that aligns the interests of our NEOs with those of our shareholders over a multi-year timeframe. Shown below are the year-over-year changes to our annual cash bonus program and long-term incentive program.

2018 Executive Compensation Program	2019 Executive Compensation Program
Cash bonus based on one corporate objective and individual performance	Cash bonus based on multiple corporate objectives and individual performance
- 75% Adjusted FFO	- 30% AFFO per Share
- 25% Individual Performance	- 30% Same-Property NOI Growth
-10% Acquisition Volume
- 5% Disposition Volume
- 25% Individual Performance
100% Time-based equity awards granted	50% Performance-based equity awards (metrics listed below) and 50% time-based equity awards granted
- 50% AFFO per Share
- 50% Same-Property NOI Growth

Elements of Executive Compensation Program

The following describes the primary components of our executive compensation program for each of our NEOs for 2019, the rationale for each component and how compensation amounts were determined.

Base Salary

In 2019, we provided our NEOs with a base salary to compensate them for services rendered to us during the year. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The base salaries for each of the NEOs for 2019 were determined based in part on the analysis by FPL of the compensation practices of companies in the Company’s peer group. The following table sets forth the annual base salary rates for each of our NEOs for 2019.

Name	2019 Annual Base Salary
Thomas P. McGuinness	$795,675
Daniel J. Busch	400,000
Ivy Z. Greaner	489,250
Christy L. David	369,770
Adam M. Jaworski	315,371

The Compensation Committee approved annual base salaries for 2020, for the Messrs. McGuinness, Busch, Ms. David and Ms. Greaner of $819,545, $431,000, $399,351 and $503,927 respectively.

Annual Cash Bonuses

Our 2019 compensation program for our NEOs was designed to align key financial and operational achievements with the annual cash bonuses to such NEOs. Annual cash bonuses were focused primarily on financial performance for 2019, as well as individual performance. Under our annual bonus programs for 2019, our NEOs were eligible to earn cash bonuses based on each of their individual performances in support of our financial, operational, and cultural goals for 2019, as well as our achievement in 2019 of performance goals relating to AFFO per share, Same-property NOI growth, acquisition volume and disposition volume. For more information regarding these metrics and why management believes they are useful for investors, please see “Item 7. Selected Financial Data” in our Annual Report on Form 10-K for the year ended December 31, 2019.

Our compensation committee believes these annual targeted operational and financial goals align with our strategy to attain long-term financial stability that will support sustained cash flows beneficial to our stockholders. Performance of each NEO was not evaluated solely upon satisfaction of pre-determined performance goals but was also evaluated subjectively by the compensation committee.

For the Company’s 2019 fiscal year, each of the NEOs was eligible to receive an annual cash bonus based upon the achievement of certain performance criteria. Target annual cash bonus awards for Messrs. McGuinness, Busch and Jaworski and Mmes. Greaner and David, were specified by the program, with threshold and maximum bonus levels determined on an annual basis. The target bonus levels for our NEOs for 2019 were:

Name	Target Annual Bonus (% of annual base salary)
Thomas P. McGuinness	125%
Daniel J. Busch	95%
Ivy Z. Greaner	95%
Christy L. David	75%
Adam M. Jaworski	65%

Under the annual bonus program for our NEOs, the 2019 performance goals were:

Performance Goals Metrics

Additionally, in the event the Company’s debt to gross asset value exceeds a percentage established by the compensation committee, then the portion of each executive’s bonus that corresponds to AFFO per share performance may be reduced by up to 20%.

2019 Company Performance Target: Same Property NOI (2018 - 2019)
Threshold - 0.8x	Target - 1.0x	Maximum - 1.2x	2019 Results	Performance to Target Achieved
0.7%	1.2%	1.7%	2.9%	1.2x

Why is this Metric Important:

The Company’s uses Same Property Net Operating Income (“NOI”) growth as its primary measure to assess operating performance. For purposes of this measure NOI is calculated to reflect the income from operations excluding lease termination income and GAAP rent adjustments (such as straight-line rent and above/below market lease amortization, lease inducement). NOI excludes interest expense, depreciation and amortization, general and administrative expenses, and other investment income from corporate investments. Comparing NOI on a same property same property basis helps shareholders assess the company’s operating performance relative to the market.

Target
The 2019 Company Performance Target for Same Property NOI Growth was 1.2%. The target level was set based on the Company expectations for the year.

Performance

Actual Same Property NOI Growth was 2.9%, resulting in an achievement of 120% of target. The Company outperformed its target as a result of higher than expected revenue, reducing expenses, and increased ancillary/other income.

2019 Company Performance Target: AFFO / Share
Threshold - 0.8x	Target - 1.0x	Maximum - 1.2x	2019 Results	Performance to Target Achieved
$0.120	$0.132	$0.145	$0.150	1.2x

Why is this Metric Important:

Funds from Operations (“FFO”) is an earnings metric commonly used by the REIT industry. The Company’s Adjusted FFO Per Share target is the measurement of cash flow of the business before capital expenditures. The Company uses “Adjusted FFO”, which excludes other items that are not comparable from period to period and can impact actual operating results. The method is used to compare the operating performance of the Company over a given time period to assess company performance against its stated business plan

Target
The 2019 Company Performance Target for AFFO Per Share was $0.132 per share. The target level was set based on the Company expectations for the year.

Performance

Actual Adjusted FFO Per Share was $0.150, resulting in an achievement of 120% of target. The Company outperformed its target as a result of higher than expected same property NOI growth, outperformance on acquisitions, savings on interest expense, and increased interest income.

Our compensation committee determined that the bonus amounts for individual performances were payable at 100 % of target for Mr. McGuinness, 100% of target for Mr. Busch, 100% of target for Ms. Greaner, 100% of target for Ms. David and 100% of target for Mr. Jaworski.

Based on these results, bonuses were determined as follows for the NEOs:

Name	AFFO per Share	Modified NOI	Acquisition Volume	Disposition Volume	Individual Performance	2019 Total Bonus
Thomas P. McGuinness	120%	120%	101%	120%	100%	113.1%
Daniel J. Busch	120%	120%	101%	120%	100%	113.1%
Ivy Z. Greaner	120%	120%	101%	120%	100%	113.1%
Christy L. David	120%	120%	101%	120%	100%	113.1%
Adam M. Jaworski	120%	120%	101%	120%	100%	113.1%

For 2020, the Compensation Committee approved a change in the Annual Cash Bonus metrics, replacing the acquisition volume and disposition volume metrics of 10% and 5%, respectively, with the metric of Strategic Initiatives at 15%. In addition, they have approved the target annual cash bonus for Mr. McGuinness of 125% of his annual base salary, and a target annual cash bonus of 95% of annual base salary for each of Mr. Busch, Ms. David and Ms. Greaner.

Long-Term Equity-Based Incentive

The goals of our long-term equity-based awards granted in 2019 were to promote and encourage efforts towards the execution of our long-term business plans and, thereby, to align the interest of our officers, including our NEOs, with those of our stockholders by directly linking the value of the RSUs granted to our NEOs with the value of the Company.

Restricted Stock Unit Awards

In 2019, our compensation committee approved the following RSU awards (with dividend equivalents) to our NEOs (the “RSU Awards”) under the InvenTrust Properties Corp. 2015 Incentive Award Plan (the “Incentive Award Plan”) and pursuant to one or more restricted stock unit award agreements (the “RSU Award Agreement”).

Name	Number of RSUs[1]
Thomas P. McGuinness	1,074,842
Daniel J. Busch	286,625
Ivy Z. Greaner	358,281
Christy L. David	167,198
Adam M. Jaworski*	125,729

1 – The number of RSUs reflect the performance-based restricted stock units granted at the maximum level

* Mr. Jaworski was granted an annual RSU Award on May 9, 2019 (75,327 RSUs) and an additional RSU Award in connection with the additional services provided by him as Interim Principal Financial Officer (12,739 RSUs) which vested in full on December 31, 2019.

Total grants expressed above have been separated into two tranches, as described below:

Time-Based Restricted Stock Units

One-third of each of the RSU Awards vests in three equal annual installments on the last business day of each of 2019, 2020 and 2021, subject to the executive’s continued service. If an executive’s service is terminated by us other than for “cause,” or by the executive for “good reason,” in either case, on the date of, or during the twenty-four month period following, a change in control of the Company, or due to the executive’s death or “disability” (as defined in the RSU Award Agreement), any then-unvested time-based RSUs will vest in full upon such termination. Upon an executive’s termination of service for any other reason, any then-unvested time-based RSUs will automatically be cancelled and forfeited by the executive. Any RSUs that become vested will be paid to the executive in whole shares of our common stock within 60 days after the applicable vesting date.

Each RSU was granted in tandem with a corresponding dividend equivalent. Each dividend equivalent entitles the executive to receive payments equal to the amount of the dividends paid on the shares of common stock underlying the unvested RSUs to which the dividend equivalent relates.

Performance-Based Restricted Stock Units

Pursuant to the performance vesting RSUs, each NEO is eligible to vest in a number of RSUs ranging from 0% to 100% of the total number of RSUs granted, based on (i) the Company’s AFFO per share of common stock (“Company AFFO per Share”), and (ii) the average annual growth rate in the Company’s same-property NOI (“Company Same-Property NOI Growth”) compared to the average annual growth rate in the same-property net operating income of each of the members of the NAREIT Shopping Center Index (the “Shopping Center Index Same-Property NOI Growth”), in each case, during the performance period commencing on January 1, 2019 and ending on December 31, 2021 (the “Performance Period”), subject to the executive’s continued service.

Fifty percent of the performance vesting RSUs are designated as “AFFO RSUs,” and 50% of the performance vesting RSUs are designated as “Same-Property NOI Growth RSUs.” With respect to the AFFO RSUs, in the event that the Company AFFO per Share is achieved at the “threshold,” “target” or “maximum” level established by the Compensation Committee, the award will become vested with respect to the percentage of AFFO RSUs set forth below:

AFFO Performance Vesting Percentage
0%
“Threshold Level”	25%
“Target Level”	50%
“Maximum Level”	100%

If the Company AFFO per Share falls between the levels specified above, the percentage of AFFO RSUs that vest will be determined using straight-line linear interpolation between such levels.

The Same-Property NOI Growth RSUs vest based on the Company Same-Property NOI Growth as compared to the Shopping Center Index Same-Property NOI Growth (the “Shopping Center Index Relative Performance”). In the event that the Shopping Center Index Relative Performance is achieved at the “threshold,” “target” or “maximum” level as set forth below, the award will become vested with respect to the percentage of Same-Property NOI Growth RSUs set forth below:

	Shopping Center Index Relative Performance	Same-Property NOI Growth Performance Vesting Percentage
	< 25th Percentile	0%

“Threshold Level”	> 25th Percentile	25%

“Target Level”	> 50th Percentile	50%

“Maximum Level”	> 85th Percentile	100%

If the Shopping Center Index Relative Performance falls between the levels specified above, the percentage of Same-Property NOI Growth RSUs that vest will be determined using straight-line linear interpolation between such levels.

The table below sets forth the number of AFFO RSUs and Same Property NOI Growth RSUs awarded to each respective NEO:

Name	AFFO RSUs	Same-Property NOI Growth RSUs
Thomas P. McGuinness	358,281	358,281

Ivy Z. Greaner	119,427	119,427

Daniel J. Busch	95,542	95,542

Christy L. David	55,733	55,733

Adam M. Jaworski	37,664	37,664

If an NEO is terminated by the Company other than for “cause”, by the NEO for “good reason”, or due to the NEO’s death or disability prior to completion of the applicable performance period, the portion of the RSU Award that is subject to performance vesting will remain outstanding and eligible to vest in accordance with the performance vesting schedules described in the applicable RSU Award Agreement with the number of performance vesting RSUs that vest upon the completion of such performance period determined on a pro rata basis, based on the number of days that the NEO was employed during such performance period. If an NEO is terminated by the Company other than for “cause”, by the NEO for “good reason”, or due to the NEO’s death or disability, following the completion of the applicable performance period but prior to the date on which vested RSUs are paid, the RSUs will vest based on actual performance in accordance with the performance vesting schedules described in the applicable RSU Award Agreement. In either case, any performance vesting RSUs that do not become vested will be cancelled and forfeited by the NEO.

In addition, in the event of a change in control of the Company prior to the completion of the applicable performance period, the AFFO RSUs will vest based on actual performance as of the date of the change in control (using pro-rated threshold, target and maximum level goals reflecting the portion of the performance period which was completed prior to the change in control), and the Same-Property NOI Growth RSUs will vest based on actual performance as of the last day of the Company’s most recently completed fiscal quarter preceding the date of the change in control, in each case, subject to the NEO’s continued service until immediately prior to the change in control. Any performance vesting RSUs that have not vested as of the date on which the change in control occurs will be cancelled and forfeited by the NEO.

Additional information regarding the vesting terms and conditions applicable to all outstanding RSU awards held by our NEOs is set forth under the heading “- Potential Payments Upon Termination or Change in Control” below.

Share Unit Awards

Mr. McGuinness was previously granted awards under the Inland American Real Estate Trust, Inc. 2014 Share Unit Plan (the “Retail Plan”) in the form of “annual share unit” awards and “contingency share unit” awards.

Effective as of June 19, 2015, in connection with the adoption of the Incentive Award Plan, we terminated the Retail Plan. Awards outstanding as of the termination of the plan remained outstanding and subject to the terms of the plan and the applicable award agreement. Mr. McGuinness’ share unit awards were forfeited and terminated as of March 12, 2019 as a payment event did not occur for purposes of the awards on or prior to March 12, 2019 (i.e., the fifth anniversary of the applicable vesting commencement date), as of such date. No additional awards were granted under the Retail Plan.

Other Elements of Compensation

In 2019, we provided customary employee benefits to our full- and part-time employees, including our NEOs, including medical and dental benefits, short-term and long-term disability insurance, accidental death and dismemberment insurance, and group life insurance.

We have established a 401(k) retirement savings plan for our employees, including our NEOs, who satisfy certain eligibility requirements. In 2019, our NEOs were eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code (the “Code”) allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. For 2019, we matched dollar for dollar the contributions made by participants in the 401(k) plan for the first $6,000 of the employee’s contributions. These matching contributions are subject to vesting based on the participant’s years of service. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making matching contributions, adds to the overall desirability of our compensation packages and further incentivizes our employees in accordance with our compensation policies.

Severance and Change in Control-Based Compensation

As more fully described below under the caption “- Potential Payments Upon Termination or Change in Control,” each of our NEOs (other than Mr. Jaworski) has been designated as a participant in our Executive Severance and Change of Control Plan (the “Severance Plan”). Mr. Jaworski is eligible to participate in the InvenTrust Properties Corp. Change in Control Severance Plan (the “CIC Severance Plan”).

The terms and conditions of the Severance Plan and the CIC Severance Plan and the payments and benefits to which the NEOs may become entitled under such plans in the event of a qualifying termination of employment are more fully described below under “- Potential Payments Upon Termination or Change in Control,”

We believe that job security and terminations of employment, both within and outside of the change in control context, are causes of significant concern and uncertainty for senior executives and that providing protections to our NEOs in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities to the Company in all situations.

Furthermore, the RSU Award Agreements provide for accelerated vesting of the awards upon certain terminations of employment. A detailed description of the acceleration provisions applicable to the RSU Awards is set forth under the heading “- Potential Payments Upon Termination or Change in Control” below.

Tax and Accounting Considerations

Code Section 162(m)

Generally, Section 162(m) of the Code disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year to certain of its executive officers. We believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes, provided that we distribute to our stockholders at least 90% of our taxable income each year. As a result of the Company’s tax status as a REIT, the loss of a deduction under Section 162(m) may not affect the amount of federal income tax payable by the Company. Therefore, our Board and our compensation committee generally have not taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation.

Code Section 409A

Section 409A of the Code, or Section 409A, requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Code Section 280G

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including share units and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our NEOs, our Board and our compensation committee consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 280G. However, our Board or our compensation committee may, in their judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when they believe that such arrangements are appropriate to attract and retain executive talent.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of Annual Share Unit Awards and Contingency Share Unit Awards under the Retail Plan and RSU Awards under the Incentive Award Plan are accounted for as equity awards under ASC Topic 718. Our compensation committee regularly considers the accounting implications of significant compensation decisions. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Executive Compensation Tables

Summary Compensation Table

The following table sets forth certain information with respect to the compensation earned by our NEOs and Mr. Jaworski for the years ended December 31, 2019, December 31, 2018, and December 31, 2017.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation(4)	Total
Thomas P. McGuinness President and Chief Executive Officer	2019	$795,675	-	$2,812,504	$1,124,886	$7,134	$4,740,199
	2018	772,500	-	1,750,000	1,300,419	7,095	3,830,014
	2017	750,000	-	1,750,000	916,670	7,309	3,423,979

Daniel J. Busch Executive Vice President, Chief Financial Officer and Treasurer	2019	113,846	$150,000	750,002	141,298	50,949	1,206,095

Ivy Z. Greaner Executive Vice President, Chief Operating Officer	2019	489,250	-	937,504	525,675	7,125	1,959,554
	2018	210,096	100,000	500,000	273,468	28,254	1,111,818

Christy L. David Executive Vice President, Chief Investment Officer General Counsel & Secretary	2019	369,770	36,977	437,502	313,657	7,025	1,164,931
	2018	303,123	-	350,000	175,098	6,930	835,151

Adam M. Jaworski(5) Senior Vice President and Chief Accounting Officer	2019	315,371	40,000	335,660	231,845	6,980	929,856
	2018	301,790	20,000	246,342	135,612	6,929	710,673

(1)    For Mr. Busch, amount includes a $150,000 signing bonus paid in connection with his commencement of employment in 2019. For Ms. David, amount reflects an additional 10% bonus due to increased responsibilities in the Transactions department.

(2)    Amounts reflect the full grant-date fair value of RSU Awards granted under the Incentive Award Plan in accordance with ASC Topic 718. With respect to the performance vesting portion of the RSU Awards, amounts reflect the value at the grant date based upon the probable outcome of applicable performance metrics under ASC Topic 718. The value of the performance vesting portion of RSU Awards granted to each of our NEOs assuming maximum achievement is as follows: for Mr. McGuinness $2,250,005, for Mr. Busch $600,004, for Ms. Greaner $750,002, for Ms. David $350,003, and for Mr. Jaworski $236,524. Additional details on accounting for stock-based compensation can be found in Note 2: “Summary of Significant Accounting Policies-Stock-Based Compensation” and Note 14: “Stock-Based Compensation” of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019.

(3)    For 2019, amounts represent the annual bonus awards earned by Messrs. McGuinness, Busch and Jaworski and Mmes. Greaner and David in 2019 and paid in 2020 under our annual bonus program.

(4)    The following table sets forth the amount of each other item of compensation paid to, or on behalf of, our NEOs and Mr. Jaworski during 2019 included in the “All Other Compensation” column. Amounts for each other item of compensation are valued based on the aggregate incremental cost to us, in each case without taking into account the value of any income tax deduction for which we may be eligible.

Name	Company Contributions to 401(k) Plan	Life Insurance Premiums	Other Payments(a)	Total
Thomas P. McGuinness	$6,000	$1,134	-	$7,134

Daniel J. Busch	-	267	$50,682	50,949

Ivy Z. Greaner	6,000	1,126	-	7,126

Christy L. David	6,000	1,025	-	7,025

Adam M. Jaworski	6,000	980	-	6,980

(a)    Amount for Mr. Busch includes relocation reimbursement related to hiring.

(5)    During the portion of 2019 for which he served as our Interim Principal Financial Officer, the Company has paid Mr. Jaworski an additional cash bonus of $5,000 per month in respect of the additional services provided by him in that role.

Grants of Plan-Based Awards in 2019

The following table sets forth information regarding grants of plan-based awards made to our NEOs for the year ended December 31, 2019.

Name	Grant Date	Estimated Future Payout Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payout Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Stock or Share Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Thomas P. McGuinness	N/A	$497,297	$994,594	$1,491,891	-	-	-	-	-
	May 8, 2019	-	-	-	-	-	-	358,281	1,124,999
	May 8, 2019	-	-	-	179,141	358,281	716,562	-	2,250,005

Daniel J. Busch	N/A	190,000	380,000	570,000	-	-	-	-	-
	September 3, 2019	-	-	-	-	-	-	95,541	299,999
	September 3, 2019	-	-	-	47,771	95,542	191,084	-	600,004

Ivy Z. Greaner	N/A	232,394	464,788	697,182	-	-	-	-	-
	May 8, 2019	-	-	-	-	-	-	119,427	375,001
	May 8, 2019	-	-	-	59,714	119,427	238,854	-	750,002

Christy L. David	N/A	138,664	277,328	415,991	-	-	-	-	-
	May 8, 2019	-	-	-	-	-	-	55,732	174,999
	May 8, 2019	-	-	-	27,867	55,733	111,466	-	350,003

Adam M. Jaworski	N/A	102,496	204,991	307,487	-	-	-	-	-
	May 8, 2019	-	-	-	-	-	-	37,664	118,265
	May 8, 2019	-	-	-	18,832	37,663	75,326	-	236,524
	December 31, 2019	-	-	-	-	-	-	12,739	40,000

(1)

Amounts represent the potential value of cash bonus awards that could have been earned for 2019 under our bonus programs. Under our annual bonus programs for 2019, our NEOs were eligible to earn cash bonuses based on (1) each of their individual performances in support of our financial, operational, and cultural goals for 2019, as well as our achievement in 2019 of performance goals relating to (2) AFFO per share, (3) Same-property NOI growth, (4) acquisition volume and (5) disposition volume. Please also see “Compensation Discussion and Analysis - Elements of Executive Compensation Program - Annual Cash Bonuses” for a detailed discussion of the 2019 bonus programs and the actual amounts paid to our NEOs thereunder. For Mr. Busch, amounts reflect cash bonus awards based on annualized compensation. Actual amounts paid are pro-rated based on Mr. Busch’s partial year of service.

(2)

Amounts represent the potential value of the performance vesting portion of the RSU Awards granted under the Incentive Award Plan which vest (if at all) as to 50% of the RSUs on the basis of the 3-Year Company AFFO Per Share and as to 50% of the RSUs on the basis of the 3-year Same-Property NOI Growth against the NAREIT Shopping Center Index. The performance vesting portion of the RSU Award is eligible to be earned from 25-100% of number of RSUs subject to the award and will be forfeited if we do not achieve our threshold goals.

(3)	Represents the time-based portion of RSU Awards granted under the Incentive Award Plan.

(4)

Amounts reflect the full grant-date fair value of RSU Awards granted under the Incentive Award Plan in accordance with ASC Topic 718. Additional details on accounting for stock-based compensation can be found in Note 2: “Summary of Significant

Accounting Policies-Stock-Based Compensation” and Note 14: “Stock-Based Compensation” of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following provides a description of the material terms of the employment agreements and offer letters, as applicable, for our named executive officers.

Offer Letter – Busch

In connection with Mr. Busch’s appointment as Executive Vice President, Chief Financial Officer and Treasurer, effective as of September 3, 2019, the Company entered into an employment offer letter with Mr. Busch pursuant to which he is entitled to an annual salary of $400,000 and is eligible to participate in the Company’s annual cash bonus program with a target annual bonus equal to 95% of his annual salary (pro-rated for 2019). Mr. Busch also received a one-time $150,000 signing bonus, $75,000 of which was paid on the Company’s first regular payroll date following Mr. Busch’s start date and $75,000 of which was paid on December 20, 2019. In addition, Mr. Busch received an award of RSUs valued at $600,000 under the Company’s 2015 Incentive Award Plan. Fifty percent of the RSUs subject to the award will vest in three equal annual installments beginning in December 2019, subject to Mr. Busch’s continued employment through each of the vesting dates. The remaining 50% of the RSU award will vest based on the achievement of certain performance metrics as described herein, under the section “Performance Based Restricted Stock.” The compensation committee of the Board has also approved Mr. Busch’s participation in the Severance Plan. The Company also reimbursed Mr. Busch for relocation costs in connection with his appointment.

Severance and Change In Control Plans

On July 9, 2018, our compensation committee adopted the Severance Plan and has designated each of Messrs. McGuinness and Busch and Mmes. Greaner and David as participants in the Severance Plan. In addition, Mr. Jaworski is eligible to participate in the CIC Severance Plan.

The terms and conditions of the Severance Plan and the CIC Severance Plan and the payments and benefits to which the NEOs may become entitled under such plans in the event of a qualifying termination of employment are more fully described below under “- Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2019 Year-End

The following tables summarize the number of RSUs underlying outstanding RSU Awards and share units underlying outstanding Annual Share Unit Awards and Contingency Share Unit Awards for each NEO as of December 31, 2019.

Outstanding Restricted Stock Unit Awards at 2019 Year End

The following table represents the RSU Awards outstanding as of December 31, 2019, granted under the Incentive Award Plan.

Name	Grant Date	Number of RSUs That Have Not Vested (#)	Market Value of RSUs That Have Not Vested ($)(1)	Number of Unearned RSUs That Have Not Vested (#)(4)	Market Value of Unearned RSUs That Have Not Vested ($)(1)(4)
Thomas P. McGuinness	May 9, 2018(2)	189,489	594,995	-	-
	May 8, 2019(3)	240,047	753,748	-	-
	May 8, 2019(4)	-	-	537,422	1,687,505

Daniel J. Busch	September 3, 2019(3)	64,012	200,998	-	-
	September 3, 2019(4)	-	-	143,313	450,003

Ivy Z. Greaner	August 8, 2018(2)	54,140	170,000	-	-
	May 8, 2019(3)	80,016	251,250	-	-
	May 8, 2019(4)	-	-	179,141	562,503

Christy L David	May 9, 2018(2)	37,897	118,997	-	-
	May 8, 2019(3)	37,340	117,248	-	-
	May 8, 2019(4)	-	-	83,600	262,504

Adam M. Jaworski	May 9, 2018(2)	24,508	76,955	-	-
	May 8, 2019(3)	25,234	79,234	-	-
	May 8, 2019(4)	-	-	56,495	177,394

(1)	Amounts represent the number of outstanding RSUs multiplied by $3.14, which is equal to the most recent estimated value per share of our common stock, which was as of May 1, 2019.

(2)

Represents outstanding RSUs, which vest, subject to the executive’s continued service on the vesting date, at 100% on the last business day of 2020. If the executive’s service is terminated by us other than for “cause” or by the executive for “good reason,” in either case, on the date of, or during the 24 month period following, a change in control of the Company, or due to the executive’s death or “disability” (as defined in the RSU Award Agreement), the RSU Award will vest in full upon such termination.

(3)

Represents outstanding RSUs, which vest, subject to the executive’s continued service on each applicable vesting date, as follows: 49% on the last business day of 2019 and 51% on the last business day of 2020. If the executive’s service is terminated by us other than for “cause” or by the executive for “good reason,” in either case, on the date of, or during the 24 month period following, a change in control of the Company, or due to the executive’s death or “disability” (as defined in the RSU Award Agreement), the RSU Award will vest in full upon such termination.

(4)

Represents outstanding RSUs, which vest, subject to the executive’s continued service on the vesting date, based on the achievement of certain performance metrics as described herein, under the section “Performance Based Restricted Stock.” With respect to performance vesting RSUs granted in 2019, the AFFO and Same Property NOI Growth performance goals would have been achieved at $0.150 per share and 2.9%, respectively, had the applicable performance period ended on December 31, 2019 (rather than the end of the actual performance period). Therefore, in accordance with SEC rules, amounts shown for the performance vesting RSUs granted in 2019 are based on the maximum level of achievement of both the AFFO and Same Property NOI Growth performance goals, respectively.

Stock Vested

The following table provides information regarding RSU Awards held by Messrs. McGuinness, Busch and Jaworski and Mses. Greaner and David that vested during 2019:

Name	Number of Shares Acquired on Vesting (#)	Values Realized on Vesting ($)(1)

Thomas P. McGuinness	269,290	$845,571

Daniel J. Busch	18,007	56,542

Ivy Z. Greaner	51,667	162,234

Christy L. David	37,674	118,296

Adam M. Jaworski	35,433	111,260

(1)

Amounts represent the number of shares of our common stock acquired in connection with the vesting of RSUs multiplied by $3.14, which is equal to the estimated value per share of our common stock as of May 1, 2019 and was the latest valuation available on December 31, 2019, the vesting date.

Potential Payments Upon Termination or Change in Control

Our NEOs are entitled to certain payments and benefits upon a qualifying termination of employment (whether or not such termination is in connection with a change in control) or upon a change in control or Listing Event. The following discussion describes the payments and benefits to which our NEOs, would have become entitled upon a qualifying termination or change in control, as applicable, occurring on December 31, 2019.

Executive Severance and Change In Control Plan

On July 9, 2018, our compensation committee adopted the Severance Plan. Each of Messrs. McGuinness and Busch and Mmes. Greaner and David have been designated as participants in the Severance Plan.

Under the Severance Plan, in the event a participant’s employment with the Company is terminated by the Company without “cause” (other than by reason of death or disability) or by the participant for “good reason” (each, as defined in the Severance Plan), the participant will be entitled to receive the following:

•

A severance payment in an amount equal to a multiple of the participant’s annual base salary and target cash bonus, payable in equal installments over a period of 12 months commencing within 60 days following the participant’s termination date (except as described below); and

•	payment or reimbursement by the Company of premiums for healthcare continuation coverage under COBRA for the participant and his or her dependents for up to 18 months after the termination date.

The cash severance multiple for each executive for both non-change of control and change of control termination scenarios is as follows: Mr. McGuinness – 2x (non-change of control) and 3x (change of control); Mr. Busch, Ms. David and Ms. Greaner – 1.5x (non-change of control) and 2.5x (change of control). The change of control severance multiple will apply in the event of a qualifying termination of employment that occurs on the date of, or during the 24 month period following, a “change of control” (as defined in the Severance Plan). Cash severance payable in the event of a qualifying change of control termination will be made in a single lump sum payment within 60 days following the participant’s termination date (rather than installments over 12 months). A participant’s right to receive the severance or other benefits described above will be subject to the participant signing, delivering and not revoking a general release agreement in a form generally used by the Company.

The Severance Plan also provides that in the event of a change of control or certain specified events resulting in a listing of the Company’s shares on a national securities exchange (including an initial public offering), a participant will be eligible to receive a pro-rated portion of the participant’s target annual bonus for the year in which such event occurs.

The Severance Plan further provides that, to the extent that any payment or benefit received by a participant in connection with a change of control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, as amended, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to the participant than receiving the full amount of such payments.

Each letter agreement entered into with the executives contains a confidentiality covenant by the executive that extends indefinitely, a noncompetition covenant that extends during the executive’s employment and for a period of one year following a termination of the executive’s employment, and an employee and independent contractor nonsolicitation covenant that extends during the executive’s employment and for a period of three years following a termination of the executive’s employment. Each letter agreement also includes a mutual non-disparagement covenant by the executive and the Company.

The Company may amend or terminate the Severance Plan at any time and for any reason, provided that a participant’s right to receive payments and benefits under the Plan may not, without the participant’s written consent, be adversely affected by an amendment or termination of the Severance Plan made within 12 months prior to the participant’s termination of employment or within 12 months before and after a change of control. The Company is required to provide notice to participants within 15 days of any amendment or termination of the Severance Plan.

CIC Severance Plan

Mr. Jaworski is eligible to participate in the CIC Severance Plan. The CIC Severance Plan provides severance benefits to eligible participants in the event of certain qualifying terminations of employment in connection with a change in control of the Company or a sale of its retail business.

Under the CIC Severance Plan, in the event of a “qualifying termination” of employment, Mr. Jaworski is entitled to receive the following payments and benefits, subject to his execution and non-revocation of a general release of claims against the Company:

•

a lump-sum cash payment in an amount equal to the sum of (i) 150% of the executive’s annual base salary, plus (ii) the executive’s target annual performance bonus for the year in which the termination occurs, plus (iii) a pro-rated portion of the executive’s target annual performance bonus for the year in which the termination occurs, payable no later than 60 days following the executive’s termination date (or, if earlier, three days following the date on which the general release of claims executed by the executive becomes effective); and

•	payment or reimbursement by the Company for the COBRA premiums for the executive and the executive’s covered dependents for up to 12 months following the executive’s termination date.

Under the CIC Severance Plan, a “qualifying termination” includes a termination of the participant’s employment by the Company without “cause” or by the participant for “good reason,” in any case, on or within 24 months after the first to occur of a change in control of the Company or a sale of the Company’s retail business (each as defined in the CIC Severance Plan). However, in no event will a participant be deemed to have experienced a qualifying termination as a result of the participant’s death or disability, or if in connection with such change in control or sale of the retail business, the participant’s employment with the Company was terminated and the participant was offered comparable employment or accepted comparable employment with the successor entity.

A participant’s right to receive and/or retain the severance benefits payable under the CIC Severance Plan is conditioned upon on the participant’s continued compliance with any confidentiality, non-solicitation, non-competition and similar covenants with respect to which the participant is bound pursuant to any agreement with the Company.

The CIC Severance Plan further provides that, to the extent that any payment or benefit received by a participant in connection with a change of control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, as amended, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to the participant than receiving the full amount of such payments.

The CIC Severance Plan provides that during the 24-month period following a change in control or sale of the retail business, neither the Company nor any successor entity may terminate the plan or any participation notice, nor may the Company or any successor entity amend the plan or any participation notice if any such amendment would have an adverse impact on the interests of any participant under the plan, in either case, without the express written consent of each affected participant. Additionally, following a participant’s qualifying termination, no termination or amendment of the CIC Severance Plan or any participation notice may adversely affect the rights of such participant under the plan without such participant’s written consent.

RSU Awards

The RSU Award Agreements provide for accelerated vesting of the awards in the event of certain terminations of service.

Time-Based RSUs

If an NEO’s service is terminated by us other than for “cause” or by the NEO for “good reason,” in either case, on the date of, or during the 24 month period following, a change in control of the Company, or due to the NEO’s death or “disability” (as defined in the RSU Award Agreements), the time-vesting RSU Awards held by the NEO will vest in full upon such termination.

Performance-Based RSUs

If an NEO is terminated by the Company other than for “cause”, by the NEO for “good reason”, or due to the NEO’s death or disability prior to completion of the applicable performance period, the portion of the RSU Award that is subject to performance vesting will remain outstanding and eligible to vest in accordance with the performance vesting schedules described in the applicable RSU Award Agreement with the number of performance vesting RSUs that vest upon the completion of such performance period determined on a pro rata basis, based on the number of days that the NEO was employed during such performance period. If an NEO is terminated by the Company other than for “cause”, by the NEO for “good reason”, or due to the NEO’s death or disability, following the completion of the applicable performance period but prior to the date on which vested RSUs are paid, the RSUs will vest based on actual performance in accordance with the performance vesting schedules described in the applicable RSU Award Agreement. In either case, any performance vesting RSUs that do not become vested will be cancelled and forfeited by the NEO.

In addition, in the event of a change in control of the Company prior to the completion of the applicable performance period, the AFFO RSUs will vest based on actual performance as of the date of the change in control (using pro-rated threshold, target and maximum level goals reflecting the portion of the performance period which was completed prior to the change in control), and the Same-Property NOI Growth RSUs will vest based on actual performance as of the last day of the Company’s most recently completed fiscal quarter preceding the date of the change in control, in each case, subject to the NEO’s continued service until immediately prior to the change in control. Any RSUs that have not vested as of the date on which the change in control occurs will be cancelled and forfeited by the NEO.

Summary of Potential Payments

The following table summarizes the payments that would be made to our NEOs and Mr. Jaworski, upon the occurrence of certain qualifying terminations of employment or a change in control, Listing Event or a sale of our retail business (a “retail sale”), assuming such NEO’s termination of employment with the Company occurred on December 31, 2019 and, where relevant, that a change in control or Listing Event of the Company or a retail sale occurred on December 31, 2019. Amounts shown in the table below do not include (1) accrued but unpaid salary or bonuses and (2) other benefits earned or accrued by the NEOs and Mr. Jaworski during their employment that are available to all salaried employees, such as accrued vacation.

Name	Benefit	Change of Control or Listing Event (No Termination)(1)	Termination Upon Death or Disability (No Change in Control)(2)	Termination Without Cause or For Good Reason (No Change in Control or Retail Sale)	Termination Without Cause or For Good Reason (Change in Control or Retail Sale) (3)(4)
Thomas P. McGuinness	Cash Severance (5)	—	—	$3,580,538	$5,370,807
	Accelerated Vesting of RSU Awards (6)	—	$3,598,748	—	$3,598,748
	Company-Paid COBRA Premiums (7)	—	—	$26,591	$26,591
	Total	—	$3,598,748	$3,607,129	$8,996,146
Daniel J. Busch	Cash Severance (5)	—	—	$1,170,000	$1,950,000
	Accelerated Vesting of RSU Awards (6)	—	$801,000	—	$801,000
	Company-Paid COBRA Premiums (7)	—	—	$39,492	$39,492
	Total	—	$801,000	$1,209,492	$2,790,492
Ivy Z. Greaner	Cash Severance (5)	—	—	$1,431,057	$2,385,095
	Accelerated Vesting of RSU Awards (6)	—	$1,171,251	—	$1,171,251
	Company-Paid COBRA Premiums (7)	—	—	$39,370	$39,370
	Total	—	$1,171,251	$1,470,427	$3,595,716
Christy L. David	Cash Severance (5)	—	—	$970,647	$1,617,745
	Accelerated Vesting of RSU Awards (6)	—	$586,247	—	$586,247
	Company-Paid COBRA Premiums (7)	—	—	$39,492	$39,492
	Total	—	$586,247	$1,010,139	$2,243,484
Adam M. Jaworski	Cash Severance (5)	—	—	—	$678,047
	Accelerated Vesting of RSU Awards (6)	—	$392,714	—	$392,714
	Company-Paid COBRA Premiums (7)	—	—	—	—
	Total	—	$392,714	—	$1,070,761

(1)	Includes amounts to which the NEOs would be entitled by reason of accelerated vesting of performance vesting RSU Awards upon a change in control of the Company.

(3)	Includes amounts to which the NEOs would be entitled by reason of continued vesting of a pro-rata portion of the performance vesting RSUs following a termination by reason of death or disability.

(4)

Represents amounts to which NEOs would be entitled upon a qualifying termination of employment occurring on the date of, or during the 24-month period following, a change in control, Listing Event or, retail sale, as applicable.

(5)

Represents a multiple of the sum of the NEO’s annual base salary and target bonus for the year in which the qualifying termination occurs. The multiple varies by NEO, and whether the executive’s qualifying termination occurs on the date of, or during the 24-month period following, a change in control. For Mr. Jaworski, represents the sum of 150% of his annual base salary, his target bonus and a pro-rated portion of his target bonus for the year in which the qualifying termination occurs. For additional details, see “Executive Severance and Change in Control Plan” and “CIC Severance Plan” above.

(6)

Represents the aggregate value of the NEO’s unvested RSUs which would vest in connection with the executive’s termination of employment, calculated, (i) with respect to time-based vesting RSUs by multiplying the applicable number of RSUs subject to each RSU Award by $3.14, which is equal to the estimated value per share of our common stock as of December 31, 2019, and (ii) with respect to performance vesting RSUs (a) based on actual achievement of performance criteria as of December 31, 2019 with respect to the occurrence of a change in control of the Company and (b) assuming that performance goals are achieved at maximum in the case of termination other than for “cause”, by the NEO for “good reason”, or due to the NEO’s death or disability not in connection with a change in control of the Company.

(7)

Represents reimbursement of COBRA premiums. The amounts associated with COBRA premiums were calculated using 2019 enrollment rates, multiplied by the maximum 18-month period during which the executive may be entitled to reimbursement of COBRA premiums. Mr. Jaworski did not participate in our group health plan as of December 31, 2019, and therefore no amount is included for him.

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of our median employee to the annual total compensation of Thomas McGuinness, our Chief Executive Officer (our “CEO”). We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K.

For 2019, our last completed annual period:

•	the annual total compensation of the employee who represents our median compensated employee (other than our CEO) was $114,603; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table above, was $4,071,552.

Based on this information, for 2019, the annual total compensation of our CEO was approximately 35 times the median of the annual total compensation of all of our employees (other than the CEO).

Determining the Median Employee

Employee Population

The Company used our employee population data as of December 1, 2019 as the reference date for identifying our median employee. As of such date, our employee population consisted of approximately 120 individuals.

Methodology for Determining Our Median Employee

To identify the median employee from our employee population, we used 2019 annual base salary, bonus earned in 2019 and any long term incentive stock awards granted in 2019. In identifying the median employee, we annualized the compensation of all permanent employees who were new-hires and/or on leave of absence in 2019.

Compensation Measure and Annual Total Compensation of Median Employee

With respect to the annual total compensation of the employee who represents our median compensated employee, we calculated such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Annual Total Compensation of CEO

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2019 Summary Compensation Table included in this Proxy Statement.

COMPENSATION RISK ASSESSMENT

We believe that our compensation policies and practices appropriately balance near-term performance improvement with sustainable long-term value creation, and that they do not encourage unnecessary or excessive risk taking. In 2019, our management conducted an extensive review of the design and operation of our compensation program and presented their findings to the compensation committee. The review included an assessment of the level of risk associated with the various elements of compensation. Based on this review and assessment, we believe that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT1

The compensation committee of the board of directors (the “Board”) of InvenTrust Properties Corp. (the “Company”) has reviewed and discussed with management the Compensation Discussion and Analysis contained in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders (the “Proxy Statement”) and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Compensation Committee of the Board of Directors

Julian E. Whitehurst (Chairperson)

Paula J. Saban

Scott A. Nelson

Amanda Black

1

This report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any Company filing under the Securities Act of 1933, as amended or the Securities and Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

STOCK OWNERSHIP

Stock Owned by Certain Beneficial Owners and Management

The following table provides information with respect to the beneficial ownership of our common stock as of March 2, 2020, by (i) each person who we believe is a beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors, nominees and NEOs, and (iii) all directors, nominees and executive officers as a group.

Unless otherwise indicated, the address of each named person is c/o InvenTrust Properties Corp., 3025 Highland Parkway, Suite 350, Downers Grove, Illinois 60515. Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities, and no shares beneficially owned by any director, nominee or executive officer have been pledged as security.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	% of Shares Outstanding (7)
Directors and NEOs:

Thomas P. McGuinness, Director, President and Chief Executive Officer(2)	1,122,098	*

Daniel J. Busch, Executive Vice President, Chief Financial Officer and Treasurer	18,007	*

Ivy Z. Greaner, Executive Vice President, Chief Operating Officer (3)	81,410	*

Christy L. David, Executive Vice President, Chief Investment Officer, General Counsel & Secretary	79,785	*

Adam M. Jaworski, Senior Vice President, Chief Accounting Officer	101,546	*

Paula Saban, Director, Chairperson of the Board (4)	129,718	*

Stuart Aitken, Director (5)	67,575	*

Amanda Black, Director(5)	48,168	*

Thomas F. Glavin, Director (6)	168,872	*

Scott Nelson, Director (5)	103,934	*

Michael Stein, Director (5)	99,897	*

Julian E. Whitehurst, Director (5)	123,793	*

All Executive Officers and Directors as a Group (twelve persons)		*
*	Indicates less than 1%

(1)	For Messrs. McGuinness, Jaworski and Busch, Ms. Greaner and Ms. David does not include shares underlying unvested RSUs. All fractional ownership amounts have been rounded to the nearest whole number.

(2)	Mr. McGuinness and his spouse share voting and dispositive power over all shares.

(3)	Ms. Greaner and her spouse share voting and dispositive power over all shares.

(4)

Ms. Saban and her spouse share voting and dispositive power over 94,686 shares. Amount includes an additional 35,032 RSUs, each of which represents a contingent right to receive one share of the Company’s common stock. The RSUs will vest on the date of the Annual Meeting (subject to accelerated vesting in certain circumstances), and will be settled in shares of the Company’s common stock within 60 days after the Annual Meeting.

(5)

Amount includes an additional 35,032 RSUs, each of which represents a contingent right to receive one share of the Company’s common stock. The RSUs will vest on the date of the Annual Meeting (subject to accelerated vesting in certain circumstances) and will be settled in shares of the Company’s common stock within 60 days after the Annual Meeting.

(6)

Mr. Glavin and his spouse share voting and dispositive power over an additional 25,142 shares. Amount includes an additional 35,032 RSUs, each of which represents a contingent right to receive one share of the Company’s common stock. The RSUs will vest on the date of the Annual Meeting (subject to accelerated vesting in certain circumstances) and will be settled in shares of the Company’s common stock within 60 days after the Annual Meeting.

(7)	Based on 720,829,133 shares of our common stock outstanding as of March 2, 2020.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires each director, executive officer and individual beneficially owning more than 10% of our common stock to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of our common stock with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish us with copies of all forms they file. Based solely on a review of the copies of these forms furnished to us during, and with respect to, the year ended December 31, 2019, or written representations that no additional forms were required, we believe that all of our executive officers and directors and persons that beneficially owned more than 10% of the outstanding shares of our common stock complied with these filing requirements during the year ended December 31, 2019.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures with Respect to Related Party Transactions

Our Board has adopted a written policy regarding the review, approval and ratification of transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that management present to the audit committee any proposed “related person transaction” (defined as any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K)) had, has or will have a direct or indirect interest), including all relevant facts and circumstances relating thereto. The audit committee will review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the Code of Ethics and Business Conduct, and either approve or disapprove the related person transaction.

If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. Any related person transaction shall be consummated and shall continue only if the audit committee has approved or ratified such transaction in accordance with Section 2-419 of Maryland Code, Corporations and Associations (if applicable), or any successor provision thereto, our charter and bylaws and the guidelines set forth in the related person policy.

AUDIT COMMITTEE REPORT1

The audit committee of the board of directors (the “Board”) of InvenTrust Properties Corp. (the “Company”) assists the Board of directors in its oversight of the integrity of the Company’s financial statements. Management has the primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal controls over financial reporting. The Company’s independent auditors are engaged to audit and express opinions on the conformity of the Company’s financial statements to United States generally accepted accounting principles.

In addition to fulfilling its oversight responsibilities as set forth in its charter and further described in the section of the Company’s proxy statement for the 2020 Annual Meeting of Stockholders titled “Audit Committee,” the audit committee has performed the following:

•

Prior to the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, reviewed and discussed with management and KPMG LLP (“KPMG”) the Company’s audited consolidated financial statements.

•

Discussed with KPMG the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”), as adopted in Auditing Standard No. 1301 (Communications with Audit Committees), and any other matters required to be communicated to the committee by KPMG under auditing standards established from time to time by the PCAOB or SEC rules and regulations.

•

Evaluated KPMG’s qualifications, performance and independence (consistent with SEC requirements), which included the receipt and review of the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the audit committee concerning independence and discussions with KPMG regarding its independence.

Based on the reviews and discussions with management and KPMG cited above, including the review of KPMG’s disclosures and letter to the audit committee and review of the representations of management and the reports of KPMG, the audit committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC.

Submitted by the members of the audit committee of the Board.

Audit Committee of the Board of Directors

Thomas F. Glavin (Chairperson)

Amanda E. Black

Stuart Aitken

Michael A. Stein

[1]

This report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any Company filing under the Securities Act of 1933, as amended or the Securities and Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PROPOSAL NO. 2 – RATIFY APPOINTMENT OF KPMG LLP

The audit committee has selected KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for the year ending December 31, 2020. We are asking our stockholders to ratify the selection.

KPMG also served as our independent registered accounting firm for year ended December 31, 2019. Representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

Stockholder ratification of the selection of KPMG as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate governance practice. Furthermore, the audit committee will take the results of the stockholder vote regarding KPMG’s appointment into consideration in future deliberations. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company. Our Board unanimously recommends that you vote “FOR” the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2020.

Fees to Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by our independent registered public accounting firm, KPMG, for the audit of our annual consolidated financial statements for the years ended December 31, 2019 and 2018, together with fees for audit-related services and tax services rendered by KPMG for the years ended December 31, 2019 and 2018, respectively.

	Year ended December 31,
	2019	2018
Audit fees (1)	$991,000	$1,001,000
Tax fees (2)	121,789	161,107
TOTAL	$1,112,789	$1,162,107

(1)

Audit fees consist of fees paid for the audit of our annual consolidated financial statements, review of our consolidated financial statements included in our quarterly reports, and audit fees incurred for the November 1, 2019 8-K filing related to Rule 3-14 of Regulation S-X.

(2)	Tax fees are comprised of tax compliance and consulting fees.

Approval of Services and Fees

Our audit committee, or the chairperson of our audit committee, must pre-approve any audit and non-audit service provided to us by the independent auditor, unless the engagement is entered into pursuant to appropriate pre-approval policies established by the audit committee or if such service falls within available exceptions under SEC rules. If approved by the chairperson of the audit committee, such approval will be presented to the audit committee at its next meeting. The audit committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to approve audit and permitted non-audit services, provided that the decision of the subcommittee to approve any service shall be presented to the full audit committee at its next scheduled meeting.

The audit committee has reviewed and approved all of the fees charged by KPMG for the years ended December 31, 2019 and 2018, and actively monitors the relationship between audit and non-audit services provided by KPMG. The audit committee concluded that all services rendered by KPMG during the years ended December 31, 2019 and 2018, respectively, were consistent with maintaining KPMG’s independence. As a matter of policy, we will not engage our primary independent registered public accounting firm for non-audit services other than “audit-related services,” as defined by the SEC, certain tax services and other permissible non-audit services that are specifically approved as described above.

STOCKHOLDER PROPOSALS

Nominations of Director Candidates for the 2021 Annual Meeting

Stockholder nominations of director candidates must be submitted in advance to the Company in accordance with the procedures specified in Section 9(a) of Article II of our current bylaws. Generally, this requires that the stockholder send certain information about the candidate to our secretary not later than 5:00 p.m., Eastern Time, on the 120th day and not earlier than the 150th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. For our annual meeting to be held in 2021, a stockholder must provide written notice of a candidate nomination not earlier than October 7, 2020 and not later than 5:00 p.m., Eastern Time, on November 6, 2020, to our corporate secretary, c/o InvenTrust Properties Corp., 3025 Highland Parkway, Suite 350, Downers Grove, Illinois 60515. Nominations of director candidates by stockholders must also comply with the other procedures specified in Article II, Section 9(a) of our bylaws. A copy of our bylaws may be obtained by written request to our corporate secretary at the same address. Additional information regarding director nominations is included above under the heading Corporate Governance Principles – Nominating and Corporate Governance Committee.

Other Stockholder Proposals for the 2021 Annual Meeting

Stockholders intending to present any other proposal for action by the stockholders at an annual meeting are subject to the same notice provisions under our bylaws for director candidate nominations as discussed above. Accordingly, for our annual meeting to be held in 2021, a stockholder must provide written notice to the Company of a proposal not earlier than October 7, 2020 and not later than 5:00 p.m., Eastern Time, on November 6, 2020.

Our bylaws do not change the deadline for a stockholder seeking to include a proposal in our proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act or affect a stockholder’s right to present for action at an annual meeting any proposal so included. Rule 14a-8 requires that notice of a stockholder proposal requested to be included in our proxy materials pursuant to that Rule must generally be furnished to our corporate secretary not later than 120 days prior to the anniversary date of our proxy statement for the previous year’s annual meeting. For our annual meeting to be held in 2021, stockholder proposals to be considered for inclusion in the proxy statement under Rule 14a-8 must be received by our corporate secretary no later than November 6, 2020.

Each of these stockholder proposals should be submitted in writing and addressed to our corporate secretary, c/o InvenTrust Properties Corp., 3025 Highland Parkway, Suite 350, Downers Grove, Illinois 60515.

ANNUAL REPORT TO STOCKHOLDERS

We have filed an Annual Report on Form 10-K for the year ended December 31, 2019 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the 2019 Annual Report on Form 10-K by writing to InvenTrust Properties Corp., 3025 Highland Parkway, Suite 350, Downers Grove, Illinois 60515, Attention: Investor Relations, or by telephoning us, toll free, at (855) 377-0510. Copies of exhibits will be provided upon payment of a nominal fee equal to our expenses in furnishing such exhibits. Our Annual Report on Form 10-K may also be accessed electronically on our website at www.inventrustproperties.com through the “SEC Filings” tab.

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
INVENTRUST PROPERTIES CORP. P.O. BOX 505013 LOUISVILLE, KY 40233-5013

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/IVT2020
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E91955-P33669 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

INVENTRUST PROPERTIES CORP.
The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors
	Nominees:			For	Withhold
	1a.	Stuart Aitken		☐	☐
	1b.	Amanda Black		☐	☐
	1c.	Thomas F. Glavin		☐	☐
	1d.	Thomas P. McGuinness		☐	☐
	1e.	Scott A. Nelson		☐	☐
	1f.	Paula J. Saban		☐	☐
	1g.	Michael A. Stein		☐	☐
	1h.	Julian E. Whitehurst		☐	☐
							For	Against	Abstain
2.	Ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020.						☐	☐	☐

NOTE: Proxies will be authorized to vote in their discretion with respect to any other business that may properly come before the annual meeting, including any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E91956-P33669

INVENTRUST PROPERTIES CORP.
Annual Meeting of Stockholders
May 7, 2020 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Thomas P. McGuinness and Christy L. David, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to attend the Annual Meeting of Stockholders of INVENTRUST PROPERTIES CORP. to be held virtually at 9:00 AM, CDT on May 7th at www.virtualshareholdermeeting.com/IVT2020 and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at such meeting with all powers possessed by the undersigned if personally present at such meeting. Each proxy is authorized to vote as directed on the reverse side hereof and otherwise in his or her discretion with respect to any other business as may properly come before the meeting or any postponement or adjournment thereof. The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and the Proxy Statement and revokes any proxy heretofore given with respect to such meeting or any postponement or adjournment thereof.

The votes entitled to be cast by the undersigned, when this proxy is properly executed, will be cast in the manner directed herein. If this proxy is properly executed and no such direction is made, the votes entitled to be cast by the undersigned will be cast in accordance with the Board of Directors recommendations.

Continued and to be signed on reverse side